UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

200 Talcott Avenue South

Watertown, Massachusetts 02472

March 30, 2016

Dear Shareholder:

We cordially invite you to attend our 2016 Annual Meeting of Shareholders on Thursday, May 12, 2016, at 8:00 a.m. (Eastern Time), to be held at our offices at 200 Talcott Avenue South, Watertown, Massachusetts 02472.

Pursuant to the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet, we are posting our proxy materials on the Internet and delivering a Notice of the Internet Availability of the Proxy Materials (the “Notice”). This delivery process allows us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about March 30, 2016, we will begin mailing to our shareholders the Notice containing instructions on how to access our Proxy Statement for our 2016 Annual Meeting of Shareholders and our 2015 Annual Report on Form 10-K and how to request a paper copy of the proxy materials by mail. The Notice also provides instructions on how to vote online or by telephone. If you prefer, you can vote by mail by requesting a proxy card and following the instructions.

The Notice and the Proxy Statement accompanying this letter describes the business we will consider at the 2016 Annual Meeting of Shareholders. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the 2016 Annual Meeting of Shareholders, we encourage you to consider the matters presented in the Proxy Statement and vote as soon as possible.

We hope that you will be able to join us on May 12th.

Sincerely,

David Lissy Chief Executive Officer

Bright Horizons Family Solutions Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 12, 2016

The 2016 Annual Meeting of Shareholders (“Annual Meeting”) of Bright Horizons Family Solutions Inc. (the “Company”) will be held at our offices at 200 Talcott Avenue South, Watertown, Massachusetts 02472 on Thursday, May 12, 2016, at 8:00 a.m. (Eastern Time) for the following purposes as further described in the Proxy Statement accompanying this notice:

•	To elect the four directors specifically named in the Proxy Statement, each for a term of three years.

•	To approve, on an advisory basis, the compensation paid by the Company to its named executive officers.

•	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016.

•	To consider any other business properly brought before the meeting.

Shareholders of record at the close of business on March 21, 2016 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a Bright Horizons shareholder as of the close of business on March 21, 2016, or hold a valid proxy for the Annual Meeting from such a shareholder. If you received a Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket to attend the Annual Meeting. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket to attend the Annual Meeting. You may alternatively present a brokerage statement showing proof of your ownership of Bright Horizons stock as of March 21, 2016. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.

By Order of the Board of Directors,

Stephen Dreier Secretary

Watertown, Massachusetts

March 30, 2016

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to be Held on May 12, 2016: The Proxy Statement and 2015 Annual Report on Form 10-K are available at www.proxyvote.com. The Proxy Statement and 2015 Annual Report on Form 10-K are also available on the Investor Relations section of our website at www.brighthorizons.com by clicking on “Annual Meeting Materials.”

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

PROXY STATEMENT

2016 ANNUAL MEETING OF SHAREHOLDERS

May 12, 2016

8:00 a.m. (Eastern Time)

Information about the Annual Meeting

The Board of Directors (the “Board”) of Bright Horizons Family Solutions Inc. (the “Company” or “Bright Horizons”) is soliciting your proxy for the 2016 Annual Meeting of Shareholders (“Annual Meeting”) and at any meeting following adjournment thereof.

The Proxy Statement, the Notice of Internet Availability of Proxy Materials (“Notice”), the proxy card and the Annual Report on Form 10-K for our fiscal year ended December 31, 2015 (fiscal 2015) are being first mailed to shareholders on or about the date of the notice of meeting. Our address is 200 Talcott Avenue South, Watertown, Massachusetts 02472.

Proxies and Voting Procedures

Your vote is important. You may vote on the Internet, by using a toll-free telephone number, or by completing a proxy card or voting instruction form and mailing it in the envelope provided. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected. If your shares are held through a broker, bank, trust or other holder of record, you may vote by Internet or telephone if your bank or broker makes those methods available, in which case the banks or brokers will enclose the instructions with the Proxy Statement. Alternatively, you may vote by signing and returning the enclosed proxy card. The Internet and telephone voting for shareholders of record will close at 11:59 p.m. Eastern Time on Wednesday, May 11, 2016. If your shares are held through a broker, bank, trust or other holder of record and Internet or telephone voting are made available to you, these may close sooner than voting for shareholders of record. If you are a participant in the Bright Horizons 401(k) Plan, your vote will serve as the voting instruction to the trustee of the plan for all shares you own through the plan. Shares of our common stock held in our 401(k) Plan must be voted on or before 11:59 p.m. Eastern Time on Monday, May 9, 2016. The trustee of our 401(k) Plan will vote shares for which timely instructions are not received in the same proportion as shares for which voting instructions were received under the plan.

The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. You may revoke your proxy at any time before it is voted by voting later by telephone or Internet, returning a later-dated proxy card, delivering a written revocation to the Corporate Secretary of Bright Horizons or by voting by ballot at the Annual Meeting.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your instructions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted “FOR” the proposals as the Board recommends.

To attend the Annual Meeting, you must demonstrate that you were a Bright Horizons shareholder as of the close of business on March 21, 2016, or hold a valid proxy for the Annual Meeting from such a shareholder. If you received a Notice, the Notice will serve as an admission ticket. If you received a paper copy of the proxy materials, the proxy card includes an admission ticket to attend the Annual Meeting. You may alternatively present a brokerage statement showing proof of your ownership of Bright Horizons stock as of March 21, 2016. All shareholders must also present a valid form of government-issued picture identification in order to attend.

Shareholders Entitled to Vote

Shareholders of record at the close of business on March 21, 2016 are entitled to vote at the meeting. As of March 21, 2016, there were 60,331,969 shares of common stock outstanding and each share is entitled to one vote. The common stock is the only class of securities eligible to vote at the meeting. There are no cumulative voting rights.

Quorum and Voting Requirements

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares outstanding and entitled to vote for the election of directors is necessary to constitute a quorum for all purposes.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Brokers who have record ownership of shares that they hold in “street name” for their clients who are the beneficial owners of the shares normally have discretion to vote such shares on routine matters, such as ratifications of independent registered public accounting firms, but not on non-routine matters. Broker non-votes generally occur when the beneficial owner of shares held by a broker does not give the broker voting instructions on a non-routine matter. Proposals 1 and 2 are non-routine matters and brokers are not permitted to vote your shares without instruction. Brokers are permitted to vote your shares on Proposal 3 (Ratification of Appointment of Independent Registered Public Accounting Firm).

Required Vote – Election of Directors

A plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. This means that the four individuals receiving the highest number of “FOR” votes will be elected as directors. Broker non-votes and abstentions are not treated as votes cast and will not affect the outcome of the election.

Required Vote – Advisory Vote on Executive Compensation

The affirmative vote of a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the approval with respect to the advisory vote on executive compensation. Abstentions and broker non-votes will have no effect on the results of this vote.

Required Vote – Ratification of Appointment of Independent Auditors

The affirmative vote of a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to ratify the appointment of our independent auditors. Abstentions will have no effect on the results of this vote. Because the New York Stock Exchange (“NYSE”) considers the ratification of the independent auditors to be routine, a broker holding shares in street name may vote on this proposal in the absence of instructions from the beneficial owner.

Electronic Delivery of Future Proxy Materials and Annual Reports

We are pleased to offer our shareholders the opportunity to receive shareholder communications electronically. By opting for electronic delivery of documents, you will receive shareholder communications, such as our proxy statement and annual report, as soon as they become available and you will be able to review those materials and submit your vote via the Internet. Choosing electronic delivery reduces the number of documents in your mail, conserves natural resources, and reduces our printing and mailing costs.

If you are a shareholder of record, to sign up for electronic delivery of future mailings, visit www.proxyvote.com and follow the instructions. Once you enroll, you will receive all future mailings via electronic delivery until you elect to cancel your enrollment by following the instructions provided on the website.

If you hold our common stock through a broker, bank, trust or other holder of record, please refer to the information provided by your broker, bank, trust or other holder of record regarding the availability of electronic delivery. If you hold our common stock through a broker, bank, trust or other holder of record and you have elected electronic access, you will receive information from your broker, bank, trust or other holder of record containing the Internet address for use in accessing our Proxy Statement and 2015 Annual Report on Form 10-K.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be Held on May 12, 2016

The Proxy Statement and our 2015 Annual Report on Form 10-K are available at www.proxyvote.com. The Proxy Statement and 2015 Annual Report on Form 10-K are also available on the Investor Relations section of our website at www.brighthorizons.com by clicking on “Annual Meeting Materials.”

PROPOSAL 1

ELECTION OF DIRECTORS

Bright Horizons has a classified Board currently consisting of four directors with terms expiring in 2016 (Class III), four directors with terms expiring in 2017 (Class I), and four directors with terms expiring in 2018 (Class II). At each annual meeting of shareholders, directors in one class are elected for a full term of three years to succeed those directors whose terms are expiring. This year, the four Class III director nominees will stand for election to a three-year term expiring at the 2019 annual meeting. The persons named as proxies will vote to elect Lawrence Alleva, Joshua Bekenstein, Roger Brown, and Marguerite Kondracke as directors unless your proxy is marked otherwise. Each of the nominees has indicated his or her willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his or her term as a director.

We seek nominees with established strong professional reputations, sophistication, business acumen and experience in multi-site operations and/or contracted business services in the employee benefits arena. We also seek nominees with experience in substantive areas that are important to our business such as international operations; accounting, finance and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; and strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience serving on boards of directors and board committees of other organizations, and each of our nominees has an understanding of public company corporate governance practices and trends.

In addition, all of our nominees have prior service on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.

Nominees for Election for Terms Expiring in 2019 (Class III Directors)

The individuals listed below, Lawrence Alleva, Joshua Bekenstein, Roger Brown, and Marguerite Kondracke, have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2019 annual meeting of shareholders and until their successors are duly elected and qualified. All of these directors were previously elected to the Board by shareholders.

Lawrence Alleva, 66

Director since 2012

Mr. Alleva is a Certified Public Accountant (inactive) and spent his professional career with PricewaterhouseCoopers LLP (PwC), including 28 years as a partner, from 1971 until his retirement in 2010. At PwC he served clients ranging from Fortune 500 and multi-national companies to rapid-growth companies pursuing initial public offerings. Mr. Alleva also served in a senior national leadership role for PwC’s Ethics and Compliance Group to manage the design and implementation of best practice procedures, internal controls and monitoring activities, including PwC’s response to inspection reports issued by the Public Company Accounting Oversight Board. Mr. Alleva currently serves as a director and chair of the audit committees of Adaptimmune Therapeutics PLC, Tesaro, Inc. and Mirna Therapeutics Inc., and, through December 2013, served in a similar capacity for GlobalLogic, Inc. He has served as a trustee of Ithaca College for over 20 years, including in the vice chair role for ten years. Mr. Alleva brings valuable experience to our Board through his financial and Sarbanes-Oxley Act expertise, and his professional focus on areas such as audit, corporate governance, control and financial reporting best practices.

Joshua Bekenstein, 57

Director since 1986

Mr. Bekenstein has been a managing director at Bain Capital Partners, LP (“Bain Capital”) since 1986. Prior to joining Bain Capital in 1984, Mr. Bekenstein spent several years at Bain & Company, where he was involved with companies in a variety of industries. Mr. Bekenstein serves as a director of The Michaels Companies, Inc., Bombardier Recreational Products Inc., Dollarama Inc., Burlington Stores, Inc., and Waters Corporation. Mr. Bekenstein’s many years of experience both as a senior executive of a large investment firm and as a director of companies in various business sectors, including ours, make him highly qualified to serve on our Board.

Roger Brown, 59

Director since 1986

Mr. Brown has served as president of Berklee College of Music since June 2004. Mr. Brown was Chief Executive Officer of the Company from June 1999 until December 2001, President of the Company from July 1998 until May 2000 and Executive Chairman of the Company from June 2000 until June 2004. Mr. Brown co-founded Bright Horizons and served as Chairman and Chief Executive Officer of Bright Horizons from its inception in 1986 until the merger with CorporateFamily Solutions in July 1998. Mr. Brown is the husband of Linda A. Mason, who is Chairman of the Board. Mr. Brown is a co-founder of Horizons for Homeless Children, a non-profit that provides support for children and their families. He serves on the board of Wheaton College in Norton, Massachusetts. Mr. Brown’s management expertise, combined with his longstanding ties to, and intimate knowledge of, the Company will continue to serve the Board well throughout his tenure as director.

Marguerite Kondracke, 70

Director since 2004

Ms. Kondracke served as founder and chief executive officer of CorporateFamily Solutions, Inc. from 1987 to 1998. She served as Chief Executive Officer of the Company for one year and then as Co-Chair of the Board of the Company from 1999 until 2001 and served as a director until 2003. She began serving as a director of the Company in 1998. From 2003 to 2004, she served as Staff Director for the U.S. Senate Subcommittee on Children and Families. Ms. Kondracke returned to the Company’s Board in 2004, and from 2004 until May 2012, also served as president and chief executive officer of America’s Promise Alliance, a nonprofit organization founded by Colin Powell that advocates for the strength and well-being of America’s children and youth. Ms. Kondracke also serves on the board of LifePoint Hospitals. Ms. Kondracke served as a member of the board of directors of Saks, Inc. from 1997 to 2013 and Rosetta Stone from 2011 to 2015. Ms. Kondracke brings knowledge of developmental child care and education as well as extensive leadership experience to the Board.

Vote Required

A plurality of the votes cast at the meeting will be required for the election of the Class III director nominees. The four nominees for director with the highest number of affirmative votes will be elected as directors. Broker non-votes and abstentions will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES AS DIRECTOR.

Directors Not Standing for Election with Terms Expiring in 2017 (Class I Directors)

David Humphrey, 38

Director since 2008

Mr. Humphrey is currently a managing director in the private equity group of Bain Capital, having joined the firm in 2001. Prior to joining Bain Capital, Mr. Humphrey was an investment banker in the mergers and acquisitions group at Lehman Brothers from 1999 to 2001. Mr. Humphrey serves on the board of directors of Genpact Limited, BMC Software, Viewpoint Construction Software and Blue Coat Systems. Mr. Humphrey previously served on the board of directors of Burlington Coat Factory Warehouse Corporation, Skillsoft plc and Bloomin’ Brands, Inc. Mr. Humphrey has substantial knowledge of the capital markets from his experience as an investment banker and is valuable to the Board’s discussions and considerations of capital and liquidity needs.

Dr. Sara Lawrence-Lightfoot, 71

Director since 1993

Dr. Lawrence-Lightfoot is the Emily Hargroves Fisher Professor of Education at Harvard University and has been on the faculty since 1972. Dr. Lawrence-Lightfoot served as a director of the John D. and Catherine T. MacArthur Foundation from 1991 to 2007 and as chairman from 2001 to 2007. She is currently deputy chair of the board of directors of Atlantic Philanthropies, where she has served since 2007, and previously served as chair of the Academic Affairs Committee of the board of trustees of Berklee College of Music from September 2007 until March 2012. She was re-elected to the Berklee board of trustees in March 2014 and is a trustee of the WGBH Educational Foundation where she has served since 2001. Dr. Lawrence-Lightfoot’s expertise in child development, teacher training, classroom structures and processes, curriculum development, parent/teacher relationships, educational policies and organizational matters continue to provide an invaluable resource to the Board.

David H. Lissy, 50

Director since 2001

Mr. Lissy has served as Chief Executive Officer of the Company since January 2002. Mr. Lissy served as Chief Development Officer of the Company from 1998 until January 2002. He also served as Executive Vice President from June 2000 to January 2002. He joined Bright Horizons in August 1997 and served as Vice President of Development until the merger with CorporateFamily Solutions, Inc. in July 1998. Prior to joining Bright Horizons, Mr. Lissy served as senior vice president/general manager at Aetna U.S. Healthcare in the New England region. Prior to that Mr. Lissy held a similar role at US Healthcare, Inc. prior to that company’s acquisition by Aetna. Mr. Lissy currently serves on the boards of the March of Dimes, Altegra Health, Jumpstart and Ithaca College. Mr. Lissy’s experience prior to joining the Company, his leadership at the Company and at many charitable, business services, and educational organizations, and his management of the Company’s day-to-day operations and strategic direction provides the Board with a deeper understanding of the Company’s business processes and strategic plan and provides him with considerable experience and a breadth of management skills necessary to serve as a vital member of the Board.

Cathy E. Minehan, 69

Director since 2016

Ms. Minehan joined the Board in March 2016. Ms. Minehan is currently the Dean of the School of Management of Simmons College, and has held that position since August 2011. She is also Managing Director of Arlington Advisory Partners, a private advisory services firm. Ms. Minehan retired from the Federal Reserve Bank of Boston in July 2007, after serving 39 years with the Federal Reserve System. From July 1994 until her retirement, she was the President and Chief Executive Officer of the Federal Reserve Bank of Boston and served on the Federal Open Market Committee. She also was the first vice president and chief operating officer of the Federal Reserve Bank of Boston from July 1991 to July 1994. Ms. Minehan currently serves on the board of directors, and as a member of the Audit and Risk Committee, of Visa Inc. and on the board of directors of Massachusetts Mutual Life Insurance Company (MassMutual), a private company. She is also chairman of the board of trustees of the Massachusetts General Hospital, a board member of Partners Healthcare System, and co-chair of the Boston Women’s Workforce Council. She also served as a member of the board of directors of Becton, Dickinson and Company from November 2007 to January 2012. Ms. Minehan is also an emeritus member of the University of Rochester’s board of trustees, serves on a number of other non-profit boards in the areas of health care, education and public broadcasting and is an elected fellow of the America Academy of Arts and Sciences. Ms. Minehan, through her past leadership roles, her financial knowledge and her experience with risk management issues and best practices for audit committees and boards as well as her long-tenure with the Federal Reserve System, lends considerable financial, risk management, policy-making and operational expertise to the Board.

Directors Not Standing for Election with Terms Expiring in 2018 (Class II Directors)

E. Townes Duncan, 62

Director since 2014

Mr. Duncan is the Managing Partner of Solidus Company LP, a private investment firm, and has served in that capacity since its inception in 1997. From 1993 to 1997, Mr. Duncan was the chairman of the board of directors and chief executive officer of Comptronix Corporation, a provider of electronics contract manufacturing services. Mr. Duncan also served as a vice president and principal of Massey Burch Investment Group, Inc., a venture capital firm and the predecessor of Massey Burch Capital Corp., from 1985 to 1993. In addition, Mr. Duncan is a director of numerous private companies and previously served on the board of directors of several private and public companies, including J. Alexander’s Corporation, an owner and operator of casual dining restaurants. Mr. Duncan was also a member of our Board from 1998 until May 2008. Mr. Duncan’s many years of experience both as a senior executive of an investment firm and as a director of companies in various business sectors, including the child care sector in connection with his previous service on our Board, make him highly qualified to serve on our Board.

Jordan Hitch, 49

Director since 2008

Mr. Hitch has been a managing director at Bain Capital since 1997. Prior to joining Bain Capital in 1997, Mr. Hitch was a consultant at Bain & Company where he worked in the financial services, healthcare and utility industries. Mr. Hitch serves on the board of directors of The Gymboree Corporation and Burlington Coat Factory Warehouse Corporation. As a result of these and other professional experiences, Mr. Hitch brings to our Board significant experience in and knowledge of corporate finance and strategy development, which strengthen the collective qualifications, skills and experience of our Board.

Linda Mason, 61

Director since 1986

Ms. Mason has served as Leader in Residence at the Harvard Kennedy School since September 2014. She co-founded Bright Horizons in 1986, and served as director and its President from 1986 to 1998. She has served as a director and Chairman of the Board of the Company since 1998. Prior to co-founding Bright Horizons, Ms. Mason was a co-director of the Save the Children relief and development effort in the Sudan and worked as a program officer with CARE in Thailand. In addition to her duties as Chairman of our Board, from 1998 through 2013, Ms. Mason served as a part-time employee of the Company, with responsibilities that included participation in Company trainings, conferences, culture-building and representing the Company from time to time on industry matters and in public policy discussions. Ms. Mason is the wife of Roger H. Brown, who is also a director of the Company. From 1993 to 2007, Ms. Mason served as director of Whole Foods Market. Ms. Mason currently serves on the boards of Horizons for Homeless Children, the Advisory Board of the Yale University School of Management, Carnegie Endowment for International Peace, Mercy Corps and the Packard Foundation. Ms. Mason has extensive experience with the Company and her child advocacy work brings a valuable perspective to the Board.

Mary Ann Tocio, 67

Director since 2001

Ms. Tocio served as Chief Operating Officer of the Company since 1998 and President since June 2000 until her retirement in June 2015. Ms. Tocio joined Bright Horizons in 1992 as Vice President and General Manager of Child Care Operations, and served as Chief Operating Officer from November 1993 until the merger with CorporateFamily Solutions, Inc. in July 1998. Ms. Tocio has more than thirty years of experience managing multi-site service organizations, more than twenty years of which were with the Company. She was previously the senior vice president of operations for Health Stop Medical Management, Inc., a national provider of ambulatory care and occupational health services. Ms. Tocio currently serves as a member of the board of directors of Burlington Stores, Inc. and Civitas Solutions (The MENTOR Network). Additionally, Ms. Tocio serves on the boards of Harvard Pilgrim Health Care, a non-profit health benefits and insurance organization, Veritas Collaborative, a hospital system specializing in pediatric and adolescent eating disorders, Dana Farber Cancer Institute, Horizons for Homeless Children, a non-profit organization that provides support for homeless children and their families, Ella Health, a women’s health services provider, and Carewell, a provider of urgent care centers. Ms. Tocio served as a member of the board of directors of Mac-Gray Corporation from 2006 to 2013. Ms. Tocio’s public company board experience, former operational experience as President and Chief Operating Officer of the Company and her expertise with managing growing organizations render her an invaluable resource as a director.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation earned by our directors during fiscal 2015. Mr. Lissy does not receive any additional compensation for serving on the Board. Ms. Tocio did not receive any compensation for serving on the Board from January 1, 2015 through June 30, 2015, the date she retired from her position as President and Chief Operating Officer of the Company. Compensation for Mr. Lissy and Ms. Tocio earned as executive officers is included in the “Summary Compensation Table” and the supplemental tables under the heading “Executive Compensation” elsewhere in this Proxy Statement. Ms. Tocio’s compensation for service on the Board starting on July 1, 2015 is also included in the “Summary Compensation Table” under the “Salary” column for fiscal 2015. Ms. Minehan is not included in the table below as she joined the Board on March 15, 2016, and the Company did not pay compensation to her in 2015.

Name	Fees Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($) (2)(3)	Total ($)
Lawrence Alleva	48,000	—	53,180	101,180
Joshua Bekenstein	51,500	—	53,180	104,680
Roger Brown	26,000	—	53,180	79,180
E. Townes Duncan	30,500	—	53,180	83,680
Jordan Hitch	35,500	—	53,180	88,680
David Humphrey	31,500	—	53,180	84,680
Marguerite Kondracke	32,000	—	53,180	85,180
Sara Lawrence-Lightfoot	31,000	—	53,180	84,180
Linda Mason(4)	123,500	—	53,180	176,680
Mary Ann Tocio	(5)	—	—	(5)

(1)	There were no stock option awards granted to our directors in fiscal 2015. As of December 31, 2015, our directors held the following options to purchase shares of our common stock: Lawrence Alleva – 5,272 options, Roger Brown – 12,982 options, E. Townes Duncan – 2,000 options, Marguerite Kondracke – 13,336 options, Sara Lawrence-Lightfoot – 3,000 options, and Linda Mason – 69,941 options. Messrs. Bekenstein, Hitch, and Humphrey did not hold any options to purchase shares of our common stock as of December 31, 2015.
(2)	For fiscal 2015, amounts shown reflect the fair value of restricted stock units granted to our directors in 2015, determined in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements included in our 2015 Annual Report on Form 10-K.
(3)	As of December 31, 2015, Lawrence Alleva, Roger Brown, E. Townes Duncan, Marguerite Kondracke, Sara Lawrence-Lightfoot and Linda Mason each held 2,011 restricted stock units and Messrs. Bekenstein, Hitch, and Humphrey each held 1,000 restricted stock units. These stock units are all fully vested and will be settled as described below.
(4)	Amount shown reflects compensation earned by Ms. Mason in her capacity as Chair of the Board, a non-employee position.
(5)	Ms. Tocio retired as President and Chief Operating Officer of the Company effective June 30, 2015. Cash compensation she earned as a member of the Board following her retirement is reflected in the “Summary Compensation Table” elsewhere in this Proxy Statement. Ms. Tocio did not receive any equity awards in connection with her Board service during 2015. Ms. Tocio’s equity awards are included in the “Outstanding Equity Awards at Fiscal Year-End” table elsewhere in this Proxy Statement. Pursuant to the terms of the 2012 Omnibus Long-Term Incentive Plan and Ms. Tocio’s award documents, Ms. Tocio’s restricted stock awards and stock options granted prior to her retirement date will continue to vest so long as she continues to provide service to the Company, including as a member of the Board.

The following policy for the compensation for all non-employee directors was effective for all director compensation payments in 2015.

Annual Retainer. Each non-employee director receives an annual board retainer of $10,000 in cash, payable at the quarterly rate of $2,500 and an annual equity grant of 1,000 restricted stock units. These restricted stock units are fully vested on grant and are settled on the earliest of (a) the director’s termination of service as a member of the Board, (b) the fifth anniversary of the date of grant, and (c) a change of control of the Company.

Annual Chair of the Board Retainer. The Chair of the Board receives an annual retainer of $95,000 payable at the quarterly rate of $23,750.

Annual Committee Chair Retainer. The chair of the Compensation Committee receives an annual retainer of $20,000, the chair of the Audit Committee receives an annual retainer of $20,000, and the chair of the Nominating and Corporate Governance Committee receives an annual retainer of $5,000.

Meeting Fees. Each non-employee director receives $4,000 for each Board meeting attended in person or $1,000 for each Board meeting attended by conference call. Each non-employee director who attends a special committee meeting of the Board receives $1,500 for each committee meeting attended in person or $500 for each committee meeting attended by conference call. Each member of the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee receives $1,500 for each committee meeting attended in person or $500 for each committee meeting attended by conference call.

Expense Reimbursements. The Company reimburses Board members for reasonable expenses incurred in attending meetings.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES OF THE BOARD

Board Structure

We have an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee with the composition and responsibilities described below. Each committee operates under a charter that has been approved by our Board. A copy of each charter can be found by clicking on “Corporate Governance” in the Investor Relations section of our website, www.brighthorizons.com. The members of each committee are appointed by the Board and each member serves until his or her successor is elected and qualified, unless he or she is earlier removed or resigns.

Our Board is comprised of a majority of independent directors, and our standing committees, Audit, Compensation and Nominating and Corporate Governance, are composed entirely of independent directors as defined under the rules of the NYSE and the Securities and Exchange Commission (“SEC”). For information on our director independence, please see “Corporate Governance and Director Independence” elsewhere in this Proxy Statement.

Board Meetings and Executive Sessions

Our Board and its committees meet periodically throughout the year, as needed, to oversee management of the Company’s business and affairs for the benefit of its shareholders. During 2015, our Board held five meetings and acted by written consent four times. During 2015, each director attended at least 75% of the Board meetings and the total meetings held by all of the committees on which he or she served during the periods that he or she served. We encourage, but do not require, our directors to attend annual meetings of shareholders and, in 2015, three of our directors attended.

Periodically throughout the year, the non-employee directors meet in executive session without members of management present. These meetings allow non-employee directors to discuss issues of importance to the Company, including the business and affairs of the Company as well as matters concerning management, without any member of management present. Executive sessions of non-employee directors are chaired by Ms. Mason, our Chair. In addition, the independent members of the Board meet in executive session at least once per year at which only independent directors are present.

Committees and Committee Composition

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The Board has delegated various responsibilities and authorities to these committees, as described below and in the committee charters.

The committees periodically report on their activities and actions to the Board. The table below provides information about the current membership of these committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Lawrence M. Alleva	X	*
Joshua Bekenstein			X
Roger H. Brown
E. Townes Duncan	X
Jordan Hitch			X	*	X
David Humphrey			X
Marguerite Kondracke	X				X	*
Dr. Sara Lawrence-Lightfoot					X
David Lissy
Linda Mason
Cathy E. Minehan(1)	X
Mary Ann Tocio
Number of meetings during fiscal 2015	8		3		4

*	Chair
(1)	Joined the Board in March 2016.

Audit Committee

The Audit Committee’s purpose, roles and responsibilities are set forth in a written Audit Committee charter adopted by our Board, which can be found in the Investor Relations section of our website at www.brighthorizons.com under “Corporate Governance.” The Audit Committee’s purpose is to assist the Board in its oversight of (i) the integrity of the consolidated financial statements of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of the Company’s internal audit function and independent auditors, and (v) the Company’s internal control over financial reporting. The Audit Committee’s primary duties and responsibilities are to:

•	Appoint, evaluate, oversee, retain, compensate, terminate and change the registered public accounting firm for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us. The registered public accounting firm reports directly to the Audit Committee.

•	Pre-approve all auditing services, internal control-related services and permissible non-audit services to be performed for us by our independent auditors.

•	Review and discuss with management and the independent auditor the annual audited and quarterly financial statements, including reviewing specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Review and discuss reports from the independent auditor with regard to critical accounting policies and practices used in such financial statements.

•	Review and approve related party transactions.

•	Review and discuss with management, internal auditors and the independent auditor any material issues regarding accounting principles and financial statement presentations made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles.

•	Review and discuss with management, internal auditors and the independent auditors the adequacy of our internal controls and any special steps or remedial measures adopted in light of material control weaknesses.

The Audit Committee consists of Lawrence Alleva, E. Townes Duncan, Marguerite Kondracke and Cathy Minehan. Our Board has determined that all the members are independent directors pursuant to Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing rules of the NYSE. Mr. Alleva and Ms. Minehan are also each considered an “audit committee financial expert” within the meaning of the applicable rules of the SEC.

Compensation Committee

The Compensation Committee’s purpose, roles and responsibilities are set forth in a written Compensation Committee charter adopted by our Board, which can be found in the Investor Relations section of our website at www.brighthorizons.com under “Corporate Governance.” The Compensation Committee’s primary purpose is to:

•	Assist the Board in fulfilling its responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the administration of our benefits and equity-based compensation programs.

•	Approve the compensation plans, policies and programs and approve specific compensation levels for our executive officers.

•	Review and recommend the compensation structure for directors.

•	Assist the Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer) and oversee the development of executive succession plans.

•	Make recommendations regarding employee incentive compensation plans and equity-based plans.

The Compensation Committee consists of Joshua Bekenstein, Jordan Hitch and David Humphrey. Our Board has determined that all the members are independent directors pursuant to the listing rules of the NYSE and the SEC. The Compensation Committee does not use a compensation consultant. The Compensation Committee, in its role as administrator under the Company’s 2012 Omnibus Long-Term Incentive Plan, approved the delegation of authority to the Company’s Chief Executive Officer to grant equity awards under the plan within certain specified parameters.

Compensation Committee Interlocks and Insider Participation

During 2015, no member of our Compensation Committee was an officer or employee of the Company or served as a member of the board or compensation committee of any entity that has one or more executive officers serving as members of the Bright Horizons Board or its Compensation Committee and no executive officer of the Company served on the compensation committee or board of any entity that has one or more executive officers serving on the Bright Horizons Board or Compensation Committee. Each of Messrs. Bekenstein, Hitch and Humphrey is affiliated with Bain Capital. For additional information regarding transactions between Bain Capital and the Company, please see “Transactions with Related Persons” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s purpose, roles and responsibilities are set forth in a written charter adopted by our Board, which can be found in the Investor Relations section of our website at www.brighthorizons.com under “Corporate Governance.” The Nominating and Corporate Governance Committee primary purpose is to:

•	Identify individuals qualified to become members of the Board.

•	Recommend to the Board director nominees for the next shareholders’ meeting.

•	Review the Company’s Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee consists of Jordan Hitch, Marguerite Kondracke, and Sara Lawrence-Lightfoot. Our Board has determined that all the members are independent directors pursuant the listing rules of the NYSE.

Our Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to Bright Horizons. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to Bright Horizons. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risk to the Company’s operations, plans, prospects or the Company’s reputation, acquisitions and divestitures and senior management succession planning. The Audit Committee oversees the Company’s internal audit function and reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, regulatory compliance, and data security. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE

Board Independence

Our Corporate Governance Guidelines provide that our Board shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of the NYSE. The Board evaluates any relationships of each director and nominee with Bright Horizons and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of the NYSE. Our Board reviews any transactions and relationships between each non-employee director and nominee or any member of his or her immediate family and Bright Horizons. The purpose of this review is to determine whether there were any such relationships or transactions and, if so, whether they were inconsistent with a determination that the director or nominee was independent. As a result of this review, our Board has affirmatively determined that Mr. Alleva, Mr. Bekenstein, Mr. Duncan, Mr. Hitch, Mr. Humphrey, Ms. Kondracke, Ms. Lawrence-Lightfoot, and Ms. Minehan are independent under the governance and listing standards of the NYSE.

Diversity and Board Expertise

We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek a Board that reflects a range of talents, ages, skills, character and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership and corporate governance and the child care, education and related industries in which we operate, sufficient to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and two members of our Audit Committee are audit committee financial experts.

Board and Committee Annual Performance Reviews

Our Corporate Governance Guidelines provide that the Board shall be responsible for annually conducting a self-evaluation of the Board as a whole. In addition, the written charters of each of the Audit, Compensation and Nominating and Corporate Governance Committees provide that each committee shall evaluate its performance on an annual basis. During 2015, the Board and each committee conducted a self-evaluation pursuant to these requirements. The Board views the annual self-assessment review as an integral part of its commitment to continuous improvement and achieving high levels of Board and committee performance.

Director Nominations

Criteria and Process of Identifying and Evaluating Candidates for Consideration as a Director Nominee

Under its charter, our Nominating and Corporate Governance Committee is responsible for recommending to the Board candidates to stand for election to the Board at the Company’s annual meeting of shareholders and for recommending candidates to fill vacancies on the Board that may occur between annual meetings of shareholders. The Nominating and Corporate Governance Committee receives suggestions for new directors from a number of sources, including Board members and our Chief Executive Officer. It also may, in its discretion, employ a third-party search firm to assist in identifying candidates for director. The Corporate Governance Guidelines provide that the Board shall review the appropriate skills and characteristics required of board members in the context of its current make-up. It is the policy of the Board that directors should possess the highest personal and professional ethics, integrity and values. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The Nominating and Corporate Governance Committee evaluates each individual in the context of the skills, character, diversity and expertise of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In addition, the Nominating and Corporate Governance Committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors.”

Procedures for Recommendation of Director Nominees by Shareholders

The Nominating and Corporate Governance Committee also considers properly submitted recommendations for candidates to the Board from shareholders in accordance with the Company’s by-laws. Any shareholder may submit in writing a candidate for consideration for each shareholder meeting at which directors are to be elected by no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting. Any shareholder recommendations for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name, biographical information, and the information required by Section 1.2 of our by-laws. Recommendations should be sent to c/o Corporate Secretary, Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, MA 02472. The Nominating and Corporate Governance Committee evaluates candidates for the position of director recommended by shareholders or others in the same manner as candidates from other sources. The Nominating and Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Board Leadership Structure

Our Board may select a Chairman of the Board at any time, who may also be an executive officer of the Company. The Board has currently chosen to separate the roles of Chairman and Chief Executive Officer. Linda Mason, our current non-executive Chairman of the Board, co-founded Bright Horizons in 1986 and served as director and president from 1986 to 1998 and as director and Chairman of the Board since 1998. The Board believes that the separate roles of Ms. Mason and Mr. Lissy, our Chief Executive Officer, are in the best interest of Bright Horizons and its shareholders. Ms. Mason has wide-ranging, in-depth knowledge of our business arising from her many years of service to Bright Horizons and, as a result, provides effective leadership for the Board and support for Mr. Lissy and other management. The structure permits Mr. Lissy to devote his attention to leading Bright Horizons and focusing on our business strategy.

Succession Planning

The Board’s Compensation Committee and the full Board periodically review succession planning for the Chief Executive Officer and other senior leadership positions. These reviews include consideration and assessment of the most promising leadership talent throughout the Company, and roles in which external candidates may need to be considered.

Policies Relating to Directors and Service

It is our policy that directors, other than the Chief Executive Officer, who are also employees of the Company, should volunteer to retire from the Board at the same time they retire from employment with the Company. In addition, it is our policy that directors who retire or otherwise change from the principal occupation or background association they held when they were originally invited to the Board should volunteer to resign from the Board. The Board does not believe that such directors should necessarily leave the Board, but it is our policy that there should be an opportunity for the Board to review the continued appropriateness of such director’s membership under these circumstances.

Pursuant to our Audit Committee charter and the NYSE listing rules, members may serve on no more than three separate public company audit committees simultaneously without prior review and determination by the Board that such simultaneous service would not impair the ability of such member to effectively serve on the

Company’s Audit Committee. Mr. Alleva, a retired partner at PriceWaterhouseCoopers LLP, currently serves on the audit committees of four public companies (including Bright Horizons). The Board, after due consideration of the facts and in light of Mr. Alleva’s dedication to, and stewardship of, the Company’s Audit Committee, determined that Mr. Alleva’s service on the audit committees of four public companies would not impair his ability to effectively serve on the Company’s Audit Committee.

Director Education

Our director orientation and continuing education program consists of visits to Bright Horizons centers, background material on the Company, education regarding our Code of Business Conduct and Ethics and other policies and practices relevant to our business and operations, and meetings with and presentations by senior management. In addition, we provide updates on relevant topics of interest to the Board. We also encourage directors to attend director education programs sponsored by various educational institutions.

Communications with Directors

Shareholders and other interested parties may communicate directly with the Board, the non-employee directors or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Corporate Secretary, Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, Massachusetts 02472. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics Applicable to all Directors, Officers and Employees and a written Code of Ethics for Senior Managers and Financial Officers, which are designed to ensure that our business is conducted with integrity. These codes cover, among other things, professional conduct, conflicts of interest, accurate recordkeeping and reporting, public communications and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. Copies of these codes can be found by clicking on “Corporate Governance” in the Investor Relations section of our website, www.brighthorizons.com. We intend to disclose any future amendments to, or waivers from, these codes of ethics for Bright Horizons executive officers within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form  8-K with the SEC.

Online Availability of Information

The current versions of our Corporate Governance Guidelines, Code of Business Conduct and Ethics Applicable to all Directors, Officers and Employees, Code of Ethics for Senior Managers and Financial Officers and charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available by clicking on “Corporate Governance” in the Investor Relations section of our website, www.brighthorizons.com. These materials are also available in print free of charge to shareholders, upon written request to c/o Corporate Secretary, Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, Massachusetts 02472.

TRANSACTIONS WITH RELATED PERSONS

Stockholders Agreement

In connection with the consummation of our initial public offering in January 2013, we entered into an amended and restated stockholders agreement with certain investment funds affiliated with Bain Capital Partners, LP (the “Bain Funds”) and certain other investors. Our amended and restated stockholders agreement obligates the stockholders parties thereto, subject to the limited exceptions described in the amended and restated stockholders agreement, to enter into customary lock-up agreements with the underwriters in the event of underwritten public offerings of our shares of common stock.

Registration Rights Agreement

In connection with the consummation of our initial public offering, our registration rights agreement with the Bain Funds and certain other stockholders, including certain of our executive officers and directors, was amended. The registration rights agreement, as amended, provides the Bain Funds with certain demand registration rights. In addition, if we from time to time register additional shares of common stock for sale to the public, we are required to give notice of such registration to the Bain Funds and the other stockholders party to the agreement of our intention to effect such a registration, and, subject to certain limitations, the Bain Funds and such other holders (including certain of our executive officers and directors) have piggyback registration rights providing them with the right to require us to include shares of common stock held by them in such registration. We are required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares by the Bain Funds or other holders described above.

The registration rights agreement includes customary indemnification provisions in favor of any person who is or might be deemed a controlling person within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), or Section 20 of the Exchange Act and related parties against liabilities under the Securities Act incurred in connection with the registration of any of our debt or equity securities. These provisions provide indemnification against certain liabilities arising under the Securities Act and certain liabilities resulting from violations of other applicable laws in connection with any filing or other disclosure made by us under the securities laws relating to any such registrations. We have agreed to reimburse such persons for any legal or other expenses incurred in connection with investigating or defending any such liability, action or proceeding, except that we will not be required to indemnify any such person or reimburse related legal or other expenses if such loss or expense arises out of or is based on any untrue statement or omission made in reliance upon and in conformity with written information provided by such person.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written policy for the review and approval or ratification of transactions involving related persons. “Related Persons” consist of any person who is or was (since the beginning of the fiscal year) a director, nominee for director or executive officer, any greater than 5% shareholder and the immediate family members of any of those persons. The Audit Committee is responsible for administering this policy.

Transactions covered by the policy consist of any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships in which (1) the aggregate amount involved will or may be expected to exceed $120,000 with respect to any fiscal year, (2) the Company is a participant, and (3) any Related Person has or will have a direct or indirect interest, other than solely as a result of being a director or a less than 10% beneficial owner of another entity (an “Interested Transaction”). Under the policy, the Audit Committee and the Board have reviewed and determined that certain categories of Interested Transactions are deemed to be pre-approved or ratified by the Board even if the amounts will exceed $120,000. These are: (a) the employment and compensation arrangements required to be reported in the Proxy Statement; (b) director compensation required to be reported in the Proxy Statement; (c) any transaction with another company if the aggregate amount involved does not exceed the greater of

$1,000,000 or 2% of that company’s total revenues, or any transaction where the Company is indebted to another company if the total amount of indebtedness does not exceed 1% of that company’s total consolidated assets (in both cases, the pre-approval applies if the Related Person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of the other company’s shares); (d) competitively bid or regulated public utility services transactions; (e) transactions involving trustee-type services; and (f) transactions where the Related Person’s interest arises solely from the ownership of our common stock and all common stockholders received the same benefit on a pro rata basis.

The Audit Committee Chair has the authority to pre-approve or ratify any Interested Transaction with a Related Person in which the aggregate amount involved is expected to be less than $500,000. In determining whether to approve or ratify an Interested Transaction, the Audit Committee and the Chair may take into account such factors as they deem appropriate, which may include whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

In addition, the Company’s Code of Ethics for Senior Managers and Financial Officers states that such employees may not (i) own an interest in a company that competes or does business with the Company or (ii) participate in a joint venture, partnership or other business arrangement with the Company, in each case without the prior written approval of the Company’s Compliance Officer.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding the beneficial ownership of our common stock as of February 29, 2016 by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers, directors and director nominees; and

•	all of our directors and executive officers as a group.

The percentage ownership information shown in the table below is based upon 59,785,536 shares of common stock outstanding as of February 29, 2016.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options or settlement of vested restricted stock units and held by the respective person or group which may be exercised or converted within 60 days after February 29, 2016 as well as shares of restricted stock of which a respective person has voting power. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise indicated below, the address for each listed director, officer and shareholder is c/o Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, Massachusetts 02472. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Name	Number of Shares	Percentage
Beneficial holders of 5% or more of our outstanding common stock:
Bain Capital Fund X, L.P. and related funds(1)	16,506,270	27.6%
Baron Capital Group(2)	5,398,214	9.0%

Directors and executive officers:
Lawrence Alleva(3)	6,683	*
Joshua Bekenstein(4)	1,000	*
Elizabeth J. Boland(5)	284,154	*
Roger H. Brown(6)	225,514	*
Stephen I. Dreier(7)	95,899	*
E. Townes Duncan(8)	4,111	*
Danroy T. Henry, Sr.(9)	63,942	*
Jordan Hitch(10)	1,000	*
David Humphrey(11)	1,000	*
Marguerite W. Kondracke(12)	21,347	*
Stephen H. Kramer(13)	156,900	*
Sara Lawrence-Lightfoot(14)	2,011	*
David H. Lissy(15)	1,069,372	1.8%
Linda A. Mason(16)	225,514	*
Cathy E. Minehan(17)	—	*
Mary Ann Tocio(18)	412,337	*
All Directors, Nominees and Executive Officers as a Group (18 persons)(19)	2,446,306	4.0%

*	Indicates less than one percent.
(1)	The shares included in the table consist of: (i) 16,315,603 shares of common stock owned by Bain Capital Fund X, L.P., whose managing partner is Bain Capital Partners X, L.P., whose managing partner is Bain Capital Investors, LLC (“BCI”), (ii) 2,165 shares of common stock owned by BCIP Associates-G, whose managing partner is BCI, (iii) 114,533 shares of common stock owned by BCIP Associates III, LLC, whose manager is BCIP Associates III, (iv) 20,793 shares of common stock owned by BCIP Associates III-B LLC, whose manager is BCIP Associates III-B, (v) 49,732 shares of common stock owned by BCIP T Associates III, LLC, whose manager is BCIP Trust Associates III, and (vi) 3,444 shares of common stock owned by BCIP T Associates III-B, LLC whose managing partner is BCIP Trust Associates III-B. BCI is the managing partner of BCIP Associates III, BCIP Associates, III-B, BCIP Trust Associates III and BCIP Trust Associates III-B. As a result of the relationships described above, BCI may be deemed to share beneficial ownership of the shares held by each of Bain Capital Fund X, L.P., BCIP Associates-G, BCIP Associates III, LLC, BCIP Associates III-B, LLC, BCIP T Associates III, LLC and BCIP T Associates III-B, LLC (collectively, the “Bain Capital Entities”). The governance, investment strategy and decision-making process with respect to investments held by the Bain Capital Entities is directed by BCI’s Global Private Equity Board (“GPEB”), which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, David Gross-Loh, Stephen Pagliuca, Michel Plantevin, Dwight Poler and Jonathan Zhu. By virtue of the relationships described in this footnote, GPEB may be deemed to exercise voting and dispositive power with respect to the shares held by the Bain Capital Entities. Each of the members of GPEB disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB. Each of the Bain Capital Entities has an address of c/o Bain Capital Partners, LP, 200 Clarendon Street, Boston, MA 02116.
(2)	The information regarding the Baron Entities (as defined below) is based solely on information included in the Schedule 13G/A filed by them with the SEC on February 16, 2016. The Baron Entities reported that Baron Capital Management, Inc. (“BCM”) has shared voting and dispositive power over 124,749 shares of common stock; BAMCO, Inc. (“BAMCO”) has shared voting power over 4,844,465 shares of common stock and shared dispositive power over 5,273,465 shares of common stock; Baron Capital Group, Inc. (“BCG”) has shared voting power over 4,969,214 shares of common stock and shared dispositive power over 5,398,214 shares of common stock; and Ronald Baron (collectively with BCM, BAMCO and BCG, the “Baron Entities”) has shared voting power over 4,969,214 shares of common stock and shared dispositive power over 5,398,214 shares of common stock. BAMCO and BCM are subsidiaries of BCG. Ronald Baron owns a controlling interest in BCG. The address for each of the Baron Entities is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(3)	Includes 2,272 shares of common stock that can be acquired upon the exercise of outstanding options and 2,011 shares that can be acquired upon the settlement of vested restricted stock units.
(4)	Includes 1,000 shares that can be acquired upon the settlement of vested restricted stock units. Does not include shares of common stock held by the Bain Capital Entities. Mr. Bekenstein is a Managing Director of BCI and a member of GPEB and as a result, and by virtue of the relationships described in footnote 1 above, may be deemed to share beneficial ownership of the shares held by the Bain Capital Entities. The address for Mr. Bekenstein is c/o Bain Capital Partners, LP, 200 Clarendon Street, Boston, Massachusetts 02116.
(5)	Includes 152,791 shares of common stock that can be acquired upon the exercise of outstanding options.
(6)	Includes (i) 1,226 shares held by the Roger H. Brown, Jr. Trust dated August 7, 1996, (ii) 1,235 shares held by Mr. Brown, (iii) 130,838 shares held by the Linda A. Mason Trust dated August 7, 1996, (iv) 8,270 shares held by Ms. Mason, Mr. Brown’s spouse, (v) 9,982 shares that may be acquired by Mr. Brown upon the exercise of outstanding options, (vi) 69,941 shares that may be acquired by Ms. Mason, upon the exercise of outstanding options, (vii) 2,011 shares that can be acquired upon the settlement of vested restricted stock units for Mr. Brown, and (viii) 2,011 shares that can be acquired upon the settlement of vested restricted stock units by Ms. Mason.
(7)	Includes 18,911 shares of common stock that can be acquired upon the exercise of outstanding options.
(8)	Includes 2,000 shares of common stock that can be acquired upon the exercise of outstanding options and 2,011 shares that can be acquired upon the settlement of vested restricted stock units.

(9)	Includes 63,942 shares of common stock that can be acquired upon the exercise of outstanding options.
(10)	Includes 1,000 shares that can be acquired upon the settlement of vested restricted stock units. Does not include shares of common stock held by the Bain Capital Entities. Mr. Hitch is a Managing Director of BCI and as a result and by virtue of the relationships described in footnote 1 above, may be deemed to share beneficial ownership of the shares held by the Bain Capital Entities. The address for Mr. Hitch is c/o Bain Capital Partners, LP, 200 Clarendon Street, Boston, Massachusetts 02116.
(11)	Includes 1,000 shares that can be acquired upon the settlement of vested restricted stock units. Does not include shares of common stock held by the Bain Capital Entities. Mr. Humphrey is a Managing Director of BCI and as a result, and by virtue of the relationships described in footnote 1 above, may be deemed to share beneficial ownership of the shares held by the Bain Capital Entities. The address for Mr. Humphrey is c/o Bain Capital Partners, LP, 200 Clarendon Street, Boston, Massachusetts 02116.
(12)	Includes 4,000 shares held by Ms. Kondracke, 5,000 shares held by Morton Kondracke, Ms. Kondracke’s spouse, 10,336 shares of common stock that can be acquired upon the exercise of outstanding options, and 2,011 shares that can be acquired upon the settlement of vested restricted stock units.
(13)	Includes 116,900 shares held by the Charles River View Trust dated 12/13/07 and 40,000 shares of common stock that may be acquired by Mr. Kramer upon the exercise of outstanding options.
(14)	Includes 2,011 shares that can be acquired upon the settlement of vested restricted stock units.
(15)	Includes 845,712 shares of common stock that can be acquired upon the exercise of outstanding options and 10,000 shares of common stock held by the Lissy Family Foundation of which Mr. Lissy may be deemed a beneficial owner.
(16)	Includes (i) 130,838 shares held by the Linda A. Mason Trust dated August 7, 1996, (ii) 8,270 shares held by Ms. Mason, (iii) 1,226 shares held by the Roger H. Brown, Jr. Trust dated August 7, 1996, (iv) 1,235 shares held by Mr. Brown, Ms. Mason’s spouse, (v) 69,941 shares that may be acquired by Ms. Mason upon the exercise of outstanding options, (vi) 9,982 shares that may be acquired by Mr. Brown, upon the exercise of outstanding options, (vii) 2,011 shares that can be acquired upon the settlement of vested restricted stock units for Ms. Mason, and (viii) 2,011 shares that can be acquired upon the settlement of vested restricted stock units by Mr. Brown.
(17)	Ms. Minehan joined the Board on March 15, 2016. She does not hold any securities in the Company.
(18)	Includes 281,771 shares of common stock that can be acquired upon the exercise of outstanding options.
(19)	Includes 1,525,484 shares of common stock that can be acquired upon the exercise of outstanding options, 15,066 shares that can be acquired upon settlement of vested restricted stock units, and 461,005 shares of restricted stock of which certain executive officers and directors have voting rights.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports of holdings and transactions in our common stock with the SEC. Specific due dates for these reports have been established and we are required to report any failure to file by these dates during fiscal year 2015. To our knowledge, all of these filing requirements were timely satisfied by our directors, executive officers and 10% shareholders. In making these statements, we have relied upon the written representations of our directors and executive officers and copies of reports that have been filed with the SEC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion describes our compensation philosophy, principles and practices with respect to the compensation of the executive officers listed below (referred to as our named executive officers):

David H. Lissy	Chief Executive Officer
Elizabeth J. Boland	Chief Financial Officer
Stephen H. Kramer	President
Danroy T. Henry	Chief Human Resources Officer
Stephen I. Dreier	Executive Vice President and Secretary
Mary Ann Tocio(1)	Former President and Chief Operating Officer

(1)	Ms. Tocio retired from her role as President and Chief Operating Officer on June 30, 2015 and remains a member of our Board.

Overview of Compensation

Our named executive officers’ compensation is determined by our Compensation Committee and is reviewed annually. Our executive compensation program is designed to attract and retain high-quality leadership and incentivize our executive officers and other key employees to achieve company performance goals and strong individual performance over the short- and long-term. Our pay-for-performance approach to executive compensation places a greater emphasis on long-term equity incentive grants than on other forms of compensation, reflecting our focus on long-term value creation and serving to align the interests of our executive officers with those of our shareholders.

Fiscal 2015 Performance and Company Highlights

The Company achieved strong financial results in fiscal 2015 and successfully completed a number of operational and strategic activities during the year, and we believe that our named executive officers were instrumental in helping us achieve these results. Key aspects of our overall financial, operating and strategic performance include:

•	Financial performance: For fiscal 2015, revenue grew 8%, or $105 million, to $1.5 billion, which was in line with our targeted revenue after considering the effects of foreign currency translation. We also achieved Adjusted EBITDA(1) of $273 million and Adjusted EPS(1) of $1.85, both of which were within or above the Target Range (as defined below) for corporate performance under our annual cash bonus plan.

•	New business growth: In 2015, we added 86 new child care and early education centers, including 57 centers acquired in the U.S. and U.K. We also increased revenue from our Back-Up services from $163 million in 2014 to $182 million in 2015 and increased revenue in our Educational Advisory services from $33 million in 2014 to $40 million in 2015.

•	Share repurchase program: We acquired a total of 2.2 million shares for a total of $128.1 million under our share repurchase program, including share repurchases in conjunction with secondary offerings of shares by Bain Capital Partners, LP in May, August and November 2015. The repurchases were financed with a combination of cash generated from operations and borrowings under our revolving credit facility.

(1)	Adjusted EBITDA and Adjusted EPS are not financial measures reported under GAAP. See pages 35 through 37 of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 29, 2016, for a reconciliation of these non-GAAP financial measures.

Effect of Fiscal 2015 Company Performance on 2015 Compensation

The primary performance considerations used in evaluating the 2015 annual cash bonuses of our named executive officers were the achievement of an Adjusted EBITDA Target Range and an Adjusted EPS Target Range. In addition, the strategic and operational decisions employed by our named executive officers to achieve the Adjusted EBITDA and Adjusted EPS targets were considered, along with the other factors described below in our discussion of annual cash bonuses, in deciding the individual portion of each executive’s bonus. For fiscal 2015, the Company’s Adjusted EBITDA was within the Target Range for that goal and the Company’s Adjusted EPS was above the Target Range for that goal, resulting in the portion of the annual cash bonus award based on corporate performance being paid to our named executive officers at approximately 103% of target.

Compensation Philosophy, Objectives, and Process

Our compensation philosophy centers on:

•	Pay for Performance: Compensation should be tied to the achievement of financial targets and operating and strategic goals.

•	Equity Ownership: A significant part of our compensation program is in the form of equity-based awards. These awards serve to align the interests of our executive officers with those of our shareholders, encourage long-term retention and incentivize long-term value creation.

•	Individual Performance: Compensation should take into account and reward individual performance and contributions to our success.

Role of the Compensation Committee and the Chief Executive Officer. Our Compensation Committee oversees our executive compensation program and is responsible for approving the compensation paid to, and the agreements entered into with, our executive officers, including our named executive officers. Our Compensation Committee determines the base salary, annual cash incentive compensation, and equity compensation of our executive officers, including our named executive officers. Our Compensation Committee applies the same general principles to the compensation-related decisions it makes for all of our named executive officers, regardless of position.

Our Chief Executive Officer, Mr. Lissy, provides recommendations to our Compensation Committee with respect to compensation-related decisions for our other named executive officers, including base salary adjustments, target annual cash bonus awards and equity awards, and also provides his assessment of each officer’s individual performance. Our Compensation Committee considers his recommendations as one factor when making decisions regarding the compensation of these named executive officers, but ultimately reviews Company and individual performance and approves compensation for the other named executive officers. With respect to our Chief Executive Officer, the Compensation Committee annually reviews and approves the corporate and individual goals relevant to his compensation, evaluates his performance in light of those goals, and determines and approves compensation based on this evaluation.

Role of Compensation Consultant and Benchmarking. Although we may decide to do so in the future, neither the Company nor our Compensation Committee currently uses a compensation consultant or benchmarking comparison data to assist in the determination of the compensation to be paid to our named executive officers. Our Compensation Committee relies on the factors described below in making compensation decisions for our named executive officers.

The Role of Shareholder Say-on-Pay Vote. Our Compensation Committee reviewed the results of the Company’s 2015 annual meeting held on May 11, 2015 where the shareholders of the Company approved, on an advisory basis, the compensation of our named executive officers with over 98% of the votes cast voting in favor of the proposal. The Compensation Committee believes this affirms our shareholders’ support of the Company’s approach to executive compensation. Although the vote is non-binding, the Compensation Committee considered the results of the vote in its review of our executive compensation program. Based on this level of support and its assessment of the efficacy and appropriateness of our executive compensation program, our Compensation Committee did not implement substantial changes to our 2016 compensation program. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay vote when making future compensation decisions for the Company’s named executive officers.

Elements of Executive Compensation

The compensation of our named executive officers consists of a base salary, an annual cash bonus, equity awards, employee benefits that are generally made available to all salaried employees and certain other benefits, as described below. Our named executive officers are also entitled to certain compensation and benefits upon a qualifying termination of employment pursuant to severance agreements.

Base Salary. Base salaries for our named executive officers are determined based on the scope of each officer’s responsibilities along with his or her respective experience and contributions to the Company. It is our philosophy to maintain a conservative level of base cash compensation, with greater emphasis placed on long-term incentive compensation. Base salaries for our named executive officers are reviewed annually by our Compensation Committee. When reviewing base salaries for increase, our Compensation Committee takes into account such factors as each officer’s experience and individual performance, the Company’s performance as a whole and general industry conditions, but does not assign any specific weighting to any factor. Consistent with the philosophy of maintaining a conservative level of base compensation, we have generally awarded limited base salary increases on an annual basis. For 2015, after we prepared the Company’s annual budget, our Compensation Committee decided to approve an increase of 3% in the base salaries for all our named executive officers, in line with the company-wide targeted salary increase of 3% proposed by management in our operating budget. The table below summarizes the base salary increase for fiscal 2015 as approved by our Compensation Committee:

Named Executive Officer	2014 Salary	2015 Salary		Increase (%)
David H. Lissy	$362,953	$373,842		3%
Elizabeth J. Boland	$295,000	$303,850		3%
Stephen H. Kramer	$275,000	$283,250		3%
Danroy T. Henry	$275,000	$283,250		3%
Stephen I. Dreier	$241,620	$248,860		3%
Mary Ann Tocio	$362,953	$186,921	(1)	3%

(1)	Ms. Tocio’s 2015 base salary reflects a pro-rated amount approved for the period from January 1, 2015 through June 30, 2015, the date of her retirement, which represented a 3% increase over her base salary from 2014, prorated for a comparable period.

Annual Cash Bonus. Under our Annual Incentive Plan, our annual cash bonus program was established to promote and reward the achievement of key strategic and business goals as well as individual performance and is designed to motivate our executive officers to meet or exceed annual performance goals. Each named executive officer receives a target award opportunity under this program that is expressed as a percentage of the executive’s base salary. Each executive’s target is established by our Compensation Committee based on the individual’s scope of responsibilities and his or her potential contributions to the achievement of the Company’s strategic goals.

For fiscal 2015, Mr. Lissy’s target cash bonus award increased to 135% of base salary from 120% of base salary as a result of his expanded duties in connection with Ms. Tocio’s expected retirement. Ms. Tocio’s target cash bonus award remained at 120%, but was pro-rated for the period from January 1, 2015 to June 30, 2015, the date of her retirement. Ms. Boland’s target cash bonus award increased to 75% of base salary from 60% of base salary in recognition of her contributions to the Company. The target cash bonus awards for Messrs. Dreier, Henry and Kramer remained at 2014 levels and were 35% of base salary, 50% of base salary and 100% of base salary, respectively. For fiscal 2015, 50% of the cash bonus awards granted to our named executive officers was based on the achievement of pre-established corporate performance goals and 50% was based on a qualitative assessment of each individual’s performance, with primary emphasis on the achievement of individual goals communicated to the executive at the beginning of the fiscal year.

The individual goals applicable to each of our named executive officers for 2015 generally encompassed:

•	Leadership skills and strategic vision;

•	Strategic planning and execution;

•	Culture/brand building and integration of acquisitions;

•	Employee, parent and client satisfaction;

•	Innovation and change management;

•	Succession planning and employee development;

•	External relations, including awards and recognition;

•	Board and Board committee relations;

•	Capital markets management and shareholder relations;

•	Demonstrated ethics and values in line with those of our Company; and

•	Other strategic and tactical decisions employed during the year to execute on the Company’s strategic plan and achieve financial performance targets.

Consistent with 2014, our Compensation Committee selected Adjusted EBITDA and Adjusted EPS as the corporate performance metrics for our annual cash bonus program. Our Compensation Committee selected Adjusted EBITDA because it believes that it reflects the Company’s cash flow generation on a consistent basis and as such is also a strong overall indicator of the Company’s operational performance. Adjusted EPS was selected as a corporate performance metric because the Compensation Committee believes it reflects the Company’s overall operating and financial achievement, as adjusted for the impact of non-recurring transactions.

At the beginning of our fiscal year, our Compensation Committee established target corporate performance goals for 2015 annual cash bonus awards. As noted above, 50% of each named executive officer’s bonus award for 2015 was based upon the achievement of these corporate goals. Of the 50% portion of the bonus award based on corporate performance, 75% is based on meeting the Adjusted EBITDA target and 25% is based on meeting the Adjusted EPS target, each subject to a base target range (the “Target Range”). Corporate performance of Adjusted EBITDA and Adjusted EPS within any point in their respective Target Ranges results in 100% of that portion of the annual cash bonus award being earned. Additionally, the portion of each named executive officer’s bonus based on corporate performance is subject to an adjustment that could increase or decrease the amount earned proportionately based on whether or not the Company’s performance for the year was more or less than performance within the Target Range. The maximum amount of the increase or decrease resulting from the adjustment is not capped. Adjusted EBITDA of $273 million for 2015 represented achievement within the Adjusted EBITDA Target Range of $271 million to $288 million. Adjusted EPS of $1.87 (adjusted from $1.85 as noted below) for 2015 represented performance in excess of the Adjusted EPS Target Range of $1.72 to $1.82. In determining the annual cash bonus awards based on corporate performance, the Compensation Committee has discretion to include or exclude or adjust for certain non-recurring or isolated charges. The Compensation Committee used this discretion with respect to the Adjusted EPS target in 2015 and adjusted for the impact of lower translation rates for the British pound and Euro in relation to the estimated translation rates that were used to develop the Target Range. This adjustment increased Adjusted EPS to $1.87 from $1.85. Our Compensation Committee retains further discretion to adjust the amount that each named executive officer earns with respect to his or her bonus based on other factors as it deems appropriate. No other adjustments with respect to the 2015 annual cash bonuses awards were made.

During the first quarter of 2016, our Compensation Committee evaluated the performance of our named executive officers (other than Ms. Tocio) during the 2015 fiscal year and determined that each named executive officer earned 100% of the portion of his or her annual bonus based on individual performance. In this evaluation, our Compensation Committee considered the various individual and business factors outlined above. In addition, our Compensation Committee considered the Company’s overall financial performance in 2015, as measured by Adjusted EBITDA and Adjusted EPS and, after proportionately weighting these corporate performance metrics, determined that each named executive officer earned 103% of the portion of his or her annual bonus based on corporate performance. As a result, our Compensation Committee determined, after taking into account the achievement of both individual performance and Company performance, that the named executive officers would receive the following total cash bonus for 2015 under our annual cash bonus plan.

Named Executive Officer	Target Bonus as % of Base Salary	Actual Bonus Paid as % of Base Salary
David H. Lissy	135%	137.1%
Elizabeth J. Boland	75%	76.1%
Stephen H. Kramer	100%	101.5%
Danroy T. Henry	50%	50.8%
Stephen I. Dreier	35%	35.5%
Mary Ann Tocio(1)	120%	120.0%

(1)	In light of Ms. Tocio’s retirement in June 2015, the Compensation Committee reviewed Ms. Tocio’s bonus eligibility and evaluated her individual performance against the factors outlined above and the Company’s 2015 financial forecast against the Adjusted EBITDA and Adjusted EPS targets. Based on this review, the Compensation Committee approved 100% of Mr. Tocio’s target bonus of 120% of her pro-rated base salary for the period of January 1, 2015 and June 30, 2015 and paid this bonus at the time of her retirement.

Equity Awards. The largest single component of our executive compensation program has been the periodic granting of equity-based awards. Prior to 2014, equity awards had historically been in the form of stock options with multi-year vesting conditions. We consider stock options to be performance-based because no value is created unless the value of our common stock appreciates after grant and the same value is created for our shareholders. These equity-based awards have served both to align the interests of our named executive officers with those of our shareholders and to encourage retention and promote a longer-term, strategic view.

In January 2014, our Compensation Committee approved an equity compensation program for our named executive officers, which permits our named executive officers to elect to receive their annual equity award under our 2012 Omnibus Long-Term Incentive Plan (the “2012 Plan”) in the form of either non-qualified stock options, purchased restricted stock, or a combination of the two. Under the program, the number of shares of our common stock subject to each stock option award will be determined by the Compensation Committee based on the target incentive compensation value for each executive and the Black-Scholes value of an option at the time of the grant. The number of shares of purchased restricted stock to be issued will equal 120% of the executive’s target incentive compensation value divided by 50% of the fair market value of a share of Company common stock, as measured by the average closing price of our common stock for a 90-day period occurring prior to the grant date (historically ending November 30th). An executive who elects to receive purchased restricted stock is required to pay a purchase price on the date of grant equal to 50% of the fair market value of the shares of our common stock on the date of the award. In the event the executive’s employment with the Company terminates prior to the vesting date, in certain circumstances, the Company may, but is not obligated to, repurchase the shares subject to the award at a price equal to the lesser of cost or fair market value. Stock options granted under this program vest 60% on the third anniversary of the grant date, an additional 20% on the fourth anniversary of the grant date and the final 20% on the fifth anniversary of the grant date. Purchased restricted stock awards vest 100% on the earliest of the third anniversary of the grant date, a change of control of the Company, and the termination of the participant’s employment by reason of death or disability. Our Compensation Committee applies a longer vesting period to awards to encourage retention and long-term focus on the Company. In 2015, our Compensation Committee determined that the annual grant of restricted stock to Ms. Tocio would vest on the second anniversary of the grant date in light of her expected retirement and continued future service on our Board.

In January 2015, our Compensation Committee granted equity awards under this equity compensation program with aggregate targeted values of 200% of annual salary for Mr. Lissy, 133% for Ms. Tocio (decreased from 200% in 2014 in connection with her expected retirement), 150% of annual salary for Ms. Boland, 135% of annual salary for Mr. Kramer, 125% of annual salary for Mr. Henry, and 100% of annual salary for Mr. Dreier. Other than for Ms. Tocio, these targeted values did not change from the targeted values established by the Compensation Committee for our named executive officers for 2014. Information about the number of stock options and/or restricted shares granted to our named executive officers in 2015 is included in the “Grants of Plan-Based Awards” table below.

Benefits and Perquisites. We provide modest benefits and perquisites for our named executive officers. Most of these benefits, such as matching contributions under our tax-qualified retirement plan (the “401(k) Plan”) and basic health and welfare benefit coverage, are available to all eligible employees.

Under the 401(k) Plan, employees’ elective deferrals are immediately vested and non-forfeitable. Each plan year, we may, but are not required to, make discretionary matching contributions and other employer contributions on behalf of eligible employees. For 2015, we matched 25% of each participant’s contributions, up to 8% of the participant’s compensation, provided that the participant had at least one year of service with us. Employer matching contributions and other employer contributions begin to vest 20% per year after two years of vesting service with us and fully vest after six years of vesting service with us.

We also provide a nonqualified deferred compensation plan (the “NQDC Plan”) for our executive officers and other key employees that allows participants to defer up to 50% of certain elements of their compensation and receive earnings on these deferred amounts. We provide for discretionary matching contributions under this plan, which are currently made at the same rate as our matching contribution under the 401(k) Plan, which for 2015 was 25% of a participant’s elective deferral, up to $2,500 per year. Participants are fully vested in their elective deferrals, and Company matching contributions vest on the same schedule as under the 401(k) Plan, as described above. In addition to these benefits, we provide supplemental benefits and programs to certain named executive officers as described below. The costs associated with these benefits are included in the “Summary Compensation Table.”

•	An annual car allowance—provided to Mr. Lissy and Ms. Tocio (prior to her retirement).

•	Company-paid supplemental disability insurance—provided to Mr. Lissy and Mmes. Tocio and Boland (for Ms. Tocio, prior to her retirement).

•	Matching contribution under our deferred compensation plan—provided to Ms. Boland, and Messrs. Dreier and Kramer in connection with their election to participate (as described above).

•	Company-paid supplemental medical insurance premiums—provided to Mr. Dreier.

Severance Agreements. All our named executive officers have severance agreements with the Company, which include severance, change of control, and restrictive covenant provisions. We believe that change of control arrangements provide our executives with security that will likely reduce any reluctance they may have to pursue a change of control transaction that could be in the best interests of our shareholders. We also believe that reasonable severance and change of control benefits are necessary in order to attract and retain high-quality executive officers. For more information on our severance agreements, please see the description in “Potential Payments Upon Termination or Change-in-Control” found elsewhere in this Proxy Statement.

Other Compensation Practices

Executive Clawbacks. Under Sarbanes-Oxley, Mr. Lissy’s and Ms. Boland’s annual cash incentive payments and equity-based awards are subject to recoupment (“clawback”) under circumstances where Bright Horizons materially fails to comply with a financial reporting requirement as a result of misconduct. The Compensation Committee continues to review, in light of evolving regulatory requirements, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the nature of a broader clawback policy and timing of adoption.

Anti-Hedging Policy. The Company’s Amended and Restated Insider Trading Policy prohibits employees, executive officers and members of the Board from hedging Company securities.

No “Gross-ups”. The Company does not provide tax “gross-ups” for compensation, perquisites or other benefits provided to our executive officers.

No Repricing of Stock Options. Under the 2012 Plan, the Company cannot reprice underwater stock options without shareholder approval.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for a company’s chief executive officer and the three other most highly compensated executive officers, other than its chief financial officer, excluding qualifying performance-based compensation and certain compensation paid under plans that were adopted prior to our initial public offering in 2013. Our Compensation Committee may consider the impact of Section 162(m), to the extent it is expected to apply, as one of the factors to be considered when establishing and administering our executive compensation programs. Our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the performance-based exemption, in whole or in part, under Section 162(m) or that may otherwise be limited as to tax deductibility.

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires the Company to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). Our Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Risk Assessment of Overall Compensation Program

The Compensation Committee has reviewed with management the design and operation of our compensation program for all employees, including our executive officers, for the purpose of determining whether such programs might encourage unnecessary or excessive risk-taking. In the case of all employees, base salaries are fixed in amount and thus do not encourage risk taking. For eligible employees, including our executive officers and senior management, our equity awards are long-term awards that help align the interests of our employees with those of the Company’s shareholders. These awards are made on an annual basis and subject to multi-year vesting schedules (three years in the case of restricted stock awards and five years in the case of stock options). The ultimate value of these awards is tied to the Company’s long-term stock price performance and based on this long-range focus, should not encourage unnecessary or excessive risk-taking. Our annual cash bonus plan was established to promote and reward the achievement of key corporate performance goals as well as individual performance. Each executive officer receives a target award opportunity under this program that is expressed as a percentage of the executive’s base salary. While 50% of the annual cash incentive bonus is based on achievement of annual corporate performance goals, and such goals are by definition more short-term in nature, the Company’s annual incentive program represents only a portion of the total compensation opportunities. In light of the above, the Compensation Committee, after discussion with management, believes that the Company’s compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company.

2015 Summary Compensation Table

The following table sets forth information about certain compensation awarded or paid to our named executive officers for the fiscal years specified below.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other ($)(7)	Total ($)
David H. Lissy	2015	373,842		252,343	999,085	—	260,025	13,501	1,898,796
Chief Executive Officer	2014	362,547		217,772	870,960	—	180,277	11,286	1,642,842
	2013	352,382		211,429	—	875,900	211,429	11,477	1,662,617

Elizabeth J. Boland	2015	303,850		113,944	608,448	—	117,412	9,448	1,153,102
Chief Financial Officer	2014	293,711		88,500	372,154	99,139	73,262	7,076	933,842
	2013	261,480		78,444	—	437,950	78,444	5,293	861,611

Stephen H. Kramer	2015	283,250		141,625	511,380	—	145,936	5,729	1,087,921
President	2014	272,694		137,500	1,320,956	—	113,826	4,582	1,849,558

Danroy T. Henry, Sr.	2015	283,250		70,813	—	388,795	72,968	2,554	818,380
Chief Human Resources Officer	2014	273,919		68,750	—	256,595	56,913	3,034	659,211
	2013	246,891		49,378	—	306,565	49,378	860	653,072

Stephen I. Dreier	2015	248,860		43,551	331,450	—	44,876	14,099	682,835
Executive Vice President and Secretary	2014	241,349		42,284	290,320	—	35,004	12,470	621,427
	2013	234,588		41,053	—	—	41,053	8,467	325,161

Mary Ann Tocio*	2015	225,340	(2)	112,153	665,268	—	112,153	8,553	1,123,466
Former President and Chief Operating Officer	2014	362,547		217,772	870,960	—	180,277	13,913	1,645,469
	2013	352,382		211,429	—	875,900	211,429	11,822	1,662,962

*	Ms. Tocio retired from the Company effective June 30, 2015.
(1)	Salary amounts are not reduced to reflect amounts contributed by the named executive officer to the 401(k) Plan or to the NQDC Plan.
(2)	Includes $14,000 in fees paid as director compensation for Board service following Ms. Tocio’s retirement in June 2015 and $24,419 of accrued vacation paid out upon her retirement.
(3)	Amounts shown reflect the cash amount paid to our named executive officers under our annual bonus plan that was based on individual performance, which is described in “—Elements of Executive Compensation—Annual Cash Bonus” above. These payments are made in the year following the fiscal year to which the payment relates.
(4)	The amounts included in the “Stock Awards” column represent the aggregate grant date fair value of all restricted stock awards granted under our 2012 Plan. These values have been determined in accordance with FASB ASC Topic 718. For a description of the assumptions used for purposes of determining the grant date fair value of restricted stock awards granted in 2015 and 2014, please see Note 12 to our audited consolidated financial statements included in our 2015 Annual Report on Form 10-K. For more information regarding the restricted stock awards we granted in 2015, please see the “Grants of Plan-Based Awards” table.

(5)	The amounts included in the “Option Awards” column represent the aggregate grant date fair value of all stock options granted in 2015, 2014 and 2013 under our 2012 Plan. These values have been determined in accordance with FASB ASC Topic 718. For a description of the assumptions used for purposes of determining the grant date fair value of stock options granted in all three years, please see Note 12 to our audited consolidated financial statements included in our 2015 Annual Report on Form 10-K. For more information regarding the stock option awards we granted in 2015, please see the “Grants of Plan-Based Awards” table.
(6)	Amounts shown reflect the cash amount paid to our named executive officers under our annual bonus plan in respect of his or her annual bonus for each fiscal year that was earned based on Company performance, which is described in “—Elements of Executive Compensation—Annual Cash Bonus” above. These payments are made in the year following the fiscal year to which the payment relates.
(7)	Amounts shown in the “All Other Compensation” column include the following: matching contributions made to the 401(k) Plan on behalf of each named executive officer; matching contributions made to the NQDC Plan on behalf of Ms. Boland, Mr. Kramer and Mr. Dreier; a car allowance payment made to Mr. Lissy and Ms. Tocio; supplemental medical insurance premiums paid by the Company on behalf of Mr. Dreier; and supplemental disability insurance premiums paid by the Company on behalf of Mr. Lissy, Ms. Boland, and Ms. Tocio, as set forth in the table below.

Name	Year	401(k) Match ($)	Deferred Compensation Plan Match ($)	Car Allowance ($)	Supplemental Medical and Disability Insurance ($)	Total ($)
David H. Lissy	2015	3,711	—	7,477	2,313	13,501
	2014	1,773	—	7,200	2,313	11,286
	2013	1,964	—	7,200	2,313	11,477

Elizabeth J. Boland	2015	5,660	2,500	—	1,288	9,448
	2014	3,116	2,500	—	1,460	7,076
	2013	3,833	—	—	1,460	5,293

Stephen H. Kramer	2015	3,229	2,500	—	—	5,729
	2014	2,082	2,500	—	—	4,582

Danroy T. Henry, Sr.	2015	2,554	—	—	—	2,554
	2014	3,034	—	—	—	3,034
	2013	860	—	—	—	860

Stephen I. Dreier	2015	3,251	2,500	—	8,347	14,099
	2014	3,156	1,975	—	7,340	12,470
	2013	1,758	—	—	6,709	8,467

Mary Ann Tocio	2015	3,711	—	3,932	910	8,553
	2014	4,499	—	7,200	2,214	13,913
	2013	1,989	—	7,200	2,633	11,822

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards in 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)(1)		Maximum ($)
David H. Lissy		1/7/2015	—	$504,687		—
	1/12/2015	1/7/2015					42,200	—	—	$999,085

Elizabeth J. Boland		1/7/2015	—	$227,888		—
	1/12/2015	1/7/2015					25,700	—	—	$608,448

Stephen H. Kramer		1/7/2015	—	$283,250		—
	1/12/2015	1/7/2015					21,600	—	—	$511,380

Danroy T. Henry		1/7/2015	—	$141,625		—
	1/12/2015	1/7/2015					—	27,500	$47.35	$388,795

Stephen I. Dreier		1/7/2015	—	$87,101		—
	1/12/2015	1/7/2015					14,000	—	—	$331,450

Mary Ann Tocio(6)		1/7/2015	—	$224,305	(7)	—
	1/12/2015	1/7/2015					28,100	—	—	$665,268

(1)	These amounts represent the target cash bonus opportunities under the annual cash bonus plan with respect to both Company and individual performance. The actual amount of the bonus earned by each named executive officer for fiscal 2015 is reported in the “Summary Compensation Table.” For a description of the company performance targets relating to the annual cash bonus, please refer to “—Elements of Executive Compensation—Annual Cash Bonus” above.
(2)	The amounts in the table reflect restricted stock awards. Restricted stock awards were granted under our 2012 Plan and vest on the third anniversary of the date of grant, with the exception of the January 2015 award to Ms. Tocio that vests on the second anniversary of the date of grant. The purchase price of each restricted stock award is equal to 50% of the fair market value of a share of our common stock on the grant date. Executives who elected to receive purchased restricted stock paid the purchase price on the grant date, which was $999,085 in the case of Mr. Lissy, $608,448 in the case of Ms. Boland, $511,380 in the case of Mr. Kramer, $331,450 in the case of Mr. Dreier and $665,268 in the case of Ms. Tocio.
(3)	The amounts in the table reflect options to purchase shares of our common stock. Stock options were granted under our 2012 Plan and vest 60% on the third anniversary of the date of grant, and 20% on each of the fourth and fifth anniversary of the date of grant, and have a term of seven years.
(4)	The exercise price of each stock option is equal to the fair market value of a share of our common stock on the grant date.
(5)	Amounts shown reflect the total grant date value of the stock and option awards granted in 2015, determined in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 to our audited Consolidated Financial Statements included in our 2015 Annual Report on Form 10-K. These amounts do not reflect actual amounts that may be paid to or realized by our named executive officers and exclude the effect of estimated forfeitures.
(6)	Pursuant to the terms of the 2012 Plan and Ms. Tocio’s award documents, Ms. Tocio’s restricted stock awards and stock options granted prior to her retirement date will continue to vest so long as she continues to provide service to the Company as an employee, director, or service provider. Ms. Tocio remains a member of the Board and her restricted stock awards and stock options continue to vest pursuant to their terms.
(7)	Reflects a target bonus of 120% of Ms. Tocio’s pro-rated base salary for the period of January 1, 2015 to June 30, 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise Price (1)	Option Expiration Date (2)	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (3)
David H. Lissy	69,426	—	$12.00	9/2/2018
	534,970	—	$14.54	9/2/2018
	12,862	—	$12.00	4/4/2022
	99,110	—	$14.54	4/4/2022
	3,370	2,248	$12.00	5/2/2022
	25,974	17,316	$14.54	5/2/2022
	—	100,000	$22.00	1/25/2020
					48,000	3,206,400	(4)
					42,200	2,818,960	(5)

Elizabeth J. Boland	45,000	—	$14.54	9/2/2018
	4,412	—	$12.00	4/1/2021
	33,998	—	$14.54	4/1/2021
	2,959	—	$12.00	4/4/2022
	22,806	—	$14.54	4/4/2022
	2,712	1,808	$12.00	5/2/2022
	20,904	13,938	$14.54	5/2/2022
		50,000	$22.00	1/25/2020
		8,925	$36.29	1/6/2021
					20,510	1,370,068	(4)
					25,700	1,716,760	(5)

Stephen H. Kramer	—	40,000	$22.00	1/25/2020
					72,800	4,863,040	(4)
					21,600	1,442,880	(5)

Danroy T. Henry	4,932	3,288	$12.00	5/2/2022
	24,010	25,340	$14.54	5/2/2022
	—	35,000	$22.00	1/25/2020
	—	23,100	$36.29	1/6/2021
	—	27,500	$47.35	1/12/2022

Stephen I. Dreier	3,211	—	$14.54	9/2/2018
	538	—	$12.00	4/4/2022
	4,153	—	$14.54	4/4/2022
	1,368	914	$12.00	5/2/2022
	10,556	7,040	$14.54	5/2/2022
					16,000	1,068,800	(4)
					14,000	935,200	(5)

Mary Ann Tocio(6)	168,797	—	$14.54	4/4/2022
	—	2,248	$12.00	5/2/2022
	25,974	17,316	$14.54	5/2/2022
	—	100,000	$22.00	1/25/2020
					48,000	3,206,400	(4)
					28,100	1,877,080	(5)

(1)	The exercise price of each stock option awarded prior to our initial public offering on January 25, 2013 was set at or above the fair market value of a share of our common stock on the grant date as determined by our Board, based in part on an independent third-party valuation report. The exercise price of stock options awarded on January 25, 2013 was the per share offering price in our initial public offering. The exercise price of stock options awarded subsequent to January 25, 2013 is the closing price of our common stock on the date of grant.

(2)	Stock options awarded prior to January 25, 2013 have a ten-year term and stock options awarded on or after January 25, 2013 have a seven-year term.
(3)	The market value of stock awards that have not vested is determined based on the closing price of our common stock on December 31, 2015, or $66.80 per share.
(4)	The purchase price of restricted stock awards is equal to 50% of the fair market value of our common stock on the date of grant, or $18.15 per share for restricted stock awards granted on January 6, 2014.
(5)	The purchase price of restricted stock awards is equal to 50% of the fair market value of our common stock on the date of grant, or $23.68 per share for restricted stock awards granted on January 12, 2015.
(6)	Pursuant to the terms of the 2012 Plan and Ms. Tocio’s award documents, Ms. Tocio’s restricted stock awards and stock options granted prior to her retirement date will continue to vest so long as she continues to provide service to the Company as an employee, director, or service provider. Ms. Tocio remains a member of the Board and her restricted stock awards and stock options continue to vest pursuant to their terms.

Option Exercises and Stock Vested

The following table sets forth information regarding stock options that were exercised by our named executive officers during fiscal 2015. No shares of restricted stock held by our named executive officers vested during fiscal 2015.

	Option Awards
Name	Number of Securities Acquired on Exercise (#) (1)	Value Realized on Exercise ($)(2)
David H. Lissy	—	—
Elizabeth J. Boland	67,490	2,801,013
Stephen H. Kramer	47,238	2,299,493
Danroy T. Henry, Sr	14,000	504,000
Stephen I. Dreier	34,085	1,745,041
Mary Ann Tocio	196,952	7,821,597

(1)	Each stock option was exercisable for one share of our common stock.
(2)	Represents the difference between the aggregate exercise price of the stock options and the fair market value of these shares at the time of exercise.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to the NQDC Plan as of December 31, 2015 for our named executive officers who elected to participate in the plan:

Name	Executive Contributions in 2015 ($) (1)	Company Contributions in 2015 ($) (1)	Aggregate Earnings in last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2015 ($) (2)
Elizabeth J. Boland	63,039	2,500	(2,995)	—	79,470

Stephen Kramer	58,765	2,500	216	—	80,077

Stephen I. Dreier	10,326	2,500	(336)	—	22,485

(1)	Contributions are reported as compensation in the “Summary Compensation Table” consisting of (i) deferral of eligible compensation included in “Salary” (Ms. Boland, $63,039, Mr. Kramer, $58,765, and Mr. Dreier, $10,329) and (ii) matching contribution from the Company included in “All Other Compensation” (Ms. Boland, $2,500, Mr. Kramer, $2,500, and Mr. Dreier, $2,500).

(2)	The aggregate balance for our NQDC Plan includes executive deferrals for prior fiscal years. Such deferrals for individuals who were named executive officers for the fiscal years in which the deferrals were made were included as compensation for such individuals in the Summary Compensation Tables in prior proxy statements.

We offer the NQDC Plan to a select group of management or highly compensated employees as defined by the Employee Retirement Income and Security Act of 1974, as amended, including our named executive officers. Participants can defer up to 50% of their eligible compensation (including base salary, bonus and performance-based compensation) under the NQDC Plan. The Company also makes matching contributions, which for 2015 was 25% of a participant’s elective deferral, up to $2,500. Participants are fully vested in their elective deferrals, and Company matching contributions begin to vest 20% per year after two years of vesting service with us and fully vest after six years of vesting service with us. Aggregate earnings on account balances under this plan are determined based on the performance of the underlying investments selected by the individual participant. Participants can elect to receive distributions of their elective deferrals during or following employment and in a lump sum or in installment payments and may only take distributions of Company contributions following a separation from service with the form of payment selected by the participant.

Potential Payments Upon Termination or Change-in-Control

The following summaries and tables describe and quantify the potential payments and benefits that would have been provided to each of our named executive officers if a termination of employment or a change in control of the Company had occurred at the end of fiscal 2015 under our compensation plans and agreements. Ms. Tocio retired as of June 30, 2015 and was no longer an employee as of December 31, 2015. She had been a party to a severance agreement with the Company, on the same terms described below for Mr. Lissy, which terminated upon her retirement. She did not receive any severance benefits resulting from her retirement, other than payment of her vacation accrual, and is not included in the table below as such amount appears in the “Summary Compensation Table.” Pursuant to the terms of the 2012 Plan and Ms. Tocio’s award documents, Ms. Tocio’s restricted stock awards and stock options granted prior to her retirement date will continue to vest so long as she continues to provide service to the Company as an employee, director, or service provider. Ms. Tocio remains a member of the Board and her restricted stock awards and stock options continue to vest pursuant to their terms.

Severance Agreements

The Company has entered into a severance agreement with each of Messrs. Lissy, Kramer, Henry and Dreier and Ms. Boland that provide for certain payments and benefits upon a qualifying termination of the executive’s employment and/or a change of control.

Termination of Employment Without Cause or for Good Reason Within 24 Months Following a Change of Control (the “Protection Period”). If within 24 months after a change of control the executive’s employment is terminated by the Company for any reason other than for cause or death or disability or the executive terminates his or her employment for good reason (as such terms are defined in the respective agreements), the executive will be entitled to receive, in each case, (a) any accrued but unpaid base salary as of termination and a prorated portion of any bonus payable for the fiscal year in which the termination occurs, and (b) subject to the executive not breaching the non-competition, non-solicitation and non-hire provisions contained in the executive’s agreement, monthly severance pay for 24 months (or until such earlier date as the executive secures other employment) equal to 1/24th of the executive’s total base salary and cash bonus compensation for the prior two years of the executive’s employment. If the executive elects, in accordance with applicable federal law, to continue his or her participation in the Company’s health plans following termination of employment, the Company will pay the premiums for such participation for 24 months (or until such earlier date as the executive secures other employment). If the executive’s continued participation in the Company’s group health plans is not possible under the terms of those plans, the Company will instead arrange to provide the executive and his or her dependents substantially similar benefits upon comparable terms or pay the executive an amount in cash equal to the full cash value of such continued benefits. The executive’s right to receive severance pay and benefits is subject to his or her execution of an effective release of claims in favor of the Company.

Termination of Employment Without Cause or for Good Reason Outside of the Protection Period. If the Company terminates the executive’s employment without cause or the executive resigns for good reason, in either case outside of the 24-month period following a change of control, in addition to any accrued but unpaid base salary and other accrued benefits then due to the executive as of termination, the executive will be entitled to receive bi-weekly severance payments for 18 months in the case of Mr. Lissy and for one year in the case of Ms. Boland and Messrs. Kramer, Henry, and Dreier at his or her then-base salary rate and a prorated portion of any bonus payable for the fiscal year in which the termination occurs. The executive’s right to receive severance pay and benefits is subject to his or her execution of an effective release of claims in favor of the Company.

Termination of Employment Due to Death or Disability. If the executive’s employment terminates due to death or due to the executive becoming disabled, the executive will be entitled to receive accrued but unpaid base salary and other accrued benefits then due to the executive as of termination and a prorated portion of any bonus payable for the fiscal year in which the termination occurs. The executive’s right to receive severance pay and benefits is subject to his or her execution of an effective release of claims in favor of the Company. Pursuant to the restricted stock agreements, restricted stock will vest on the earliest of the third anniversary of the grant date, a change of control and the termination of the executive officer’s employment by reason of death or disability.

Other Termination of Employment. If the executive’s employment is terminated by the Company for cause or the executive voluntarily resigns without good reason, the executive will only be entitled to receive accrued but unpaid base salary and any other accrued benefits then due to the executive as of termination.

Change of Control. Pursuant to the severance agreements, immediately prior to a change of control, all unvested options then held by the executive will vest in full. Pursuant to the restricted stock agreements, restricted stock will vest on the earliest of the third anniversary of the grant date, a change of control and the termination of the executive officer’s employment by reason of death or disability.

Restrictive Covenants. Under the terms of their respective severance agreements, each of our named executive officers has agreed to confidentiality obligations during and after employment and to non-competition, non-solicitation, and non-hire obligations for up to 24 months following a termination of his or her employment by the Company without cause or a good reason resignation by the executive.

The following tables summarize the payments that would have been made to our named executive officers upon the occurrence of a qualifying termination of employment or change of control, assuming that each named executive officer’s termination of employment or a change of control of the Company occurred on December 31, 2015 (the last business day of our fiscal year). In the case of a termination of employment by the Company without cause or by the executive for good reason, severance amounts and benefits have been calculated assuming that the termination occurred within and outside the 24-month Protection Period described above. If a termination of employment had occurred on this date, severance payments and benefits would have been determined under the executive officer’s severance agreement, as in effect on such date and as described above. Amounts shown do not include (i) accrued but unpaid salary or bonus and vested benefits and (ii) other benefits earned or accrued by the named executive officer during his or her employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers.

	Termination of Employment Without Cause/ for Good Reason and Change of Control				Termination of Employment Without Cause/for Good Reason and No Change of Control		Termination of Employment Due to Death or Disability		Change of Control
Name	Pro- Rata Bonus ($)	Salary and Bonus Continuation ($)	Medical Benefits Continuation ($)	Accelerated Vesting of Equity Awards ($)(1)(2)	Pro- Rata Bonus ($)	Salary Continuation ($)	Pro-Rata Bonus ($)	Accelerated Vesting of Equity Awards ($)(2)(3)	Accelerated Vesting of Equity Awards ($)(1)(2)
David H. Lissy	512,369	1,646,806	83,003	9,663,440	512,369	560,763	512,369	4,155,315	9,663,440
Elizabeth J. Boland	231,356	990,679	33,150	5,446,007	231,356	303,850	231,356	2,106,227	5,446,007
Stephen H. Kramer	287,561	1,094,831	83,003	6,265,584	287,561	283,250	287,561	4,473,584	6,265,584
Danroy T. Henry	143,781	826,613	48,534	4,131,924	143,781	283,250	143,781	4,131,924	4,131,924
Stephen I. Dreier	88,427	655,924	44,002	1,800,228	88,427	248,860	88,427	1,382,230	1,800,228

(1)	Equity awards include unvested stock option awards and restricted stock awards. The amount of the option awards is calculated by multiplying the number of unvested stock option awards by the difference between the exercise price of the stock options and $66.80, which was the closing stock price on December 31, 2015.
(2)	The amount of the restricted stock awards is calculated by multiplying the number of restricted stock awards by the difference between $66.80 and the initial purchase price of the restricted stock awards. The purchase price of restricted stock awards granted on January 6, 2014 is equal to 50% of the fair market value of our common stock on the date of grant, or $18.15 per share. The purchase price of restricted stock awards granted on January 12, 2015 is equal to 50% of the fair market value of our common stock on the date of grant, or $23.68 per share. Pursuant to the restricted stock agreements, restricted stock will vest on the earliest of the third anniversary of the grant date, a change of control and the termination of the executive officer’s employment by reason of death or disability.
(3)	Includes restricted stock awards only.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Bright Horizons specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Submitted by the Compensation Committee,

Jordan Hitch, Chair

Joshua Bekenstein

David Humphrey

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Company is providing its shareholders with the opportunity to cast an advisory vote on the compensation of the Company’s named executive officers (“say-on-pay”). The Compensation Discussion and Analysis beginning on page 23 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for fiscal 2015.

At our 2015 annual meeting, the advisory vote on executive compensation received approximately 98% support from shareholders, demonstrating overwhelming support of the Company’s executive compensation program. Also, in 2015, we asked shareholders to vote on the frequency of our say-on-pay vote and shareholders recommended, on an advisory basis, that future advisory votes on the compensation of the Company’s named executive officers be held annually. We intend to hold the next advisory vote to approve the compensation of our named executive officers at our 2017 annual meeting of shareholders.

The Board is asking shareholders to cast a non-binding, advisory vote indicating their approval of the compensation paid to our named executive officers by voting “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

As described in detail in the Compensation Discussion and Analysis, our compensation philosophy is to provide appropriate competitive compensation opportunities to our executives with actual pay partially dependent on Company performance targets and individual performance objectives in support of our business strategy and creation of long-term shareholder value. We have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	tie compensation to the achievement of company performance goals;

•	reward individual performance and contribution to our success over the short and long term; and

•	align the interests of our executive officers with those of our shareholders through delivering a significant part of our compensation program in the form of equity-based awards.

We believe Bright Horizons’ performance demonstrates the effectiveness of our compensation program.

The Board is asking shareholders to support this proposal. Although this vote is non-binding, the Compensation Committee and the Board value the views of our shareholders as expressed in their votes. The Board and Compensation Committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

Vote Required

The affirmative vote of a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the approval with respect to the advisory vote on executive compensation. Abstentions and broker non-votes will have no effect on the results of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2 AND THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee is responsible for overseeing the quality and integrity of Bright Horizons’ financial statements and financial reporting process and providing independent, objective oversight with respect to the Company’s accounting and financial reporting functions, internal and external audit functions, and system of internal controls and ethical compliance. The Audit Committee’s scope of responsibilities is described in the “Board of Directors Meetings and Committees of the Board” section of this Proxy Statement. The Audit Committee operates in accordance with a written charter adopted by the Board and reviewed annually by the Audit Committee, a copy of which is available on the Company’s website, www.brighthorizons.com, under the Investor Relations section.

The Audit Committee is composed of four directors, Lawrence M. Alleva, E. Townes Duncan, Marguerite Kondracke and Cathy E. Minehan, each of whom the Board has determined is independent in accordance with the rules of the SEC and the NYSE. All members are “financially literate” as that term is defined by the listing standards of the NYSE and the Board has determined that both Mr. Alleva and Ms. Minehan are audit committee financial experts as defined by the rules of the SEC.

The Audit Committee engaged Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the period ending December 31, 2015. The appointment of Deloitte was ratified by the shareholders of the Company at the 2015 Annual Meeting. In discharging its duties, the Audit Committee met eight times during fiscal 2015 and periodically met in executive sessions after each committee meeting. The Audit Committee also regularly met with each of Deloitte, management and representatives of internal audit.

Company management has primary responsibility for Bright Horizons’ financial statements and the overall financial reporting process, including the Company’s system of internal controls and evaluating the effectiveness of internal control over financial reporting. Deloitte is responsible for (i) performing an audit of the annual financial statements, (ii) expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Bright Horizons in conformity with generally accepted accounting principles and on the effectiveness of Bright Horizons’ internal control over financial reporting, and (iii) issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During 2015, the Audit Committee met with management of the Company and Deloitte and reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2015 as well as quarterly condensed consolidated financial statements and discussed with management the Company’s earnings press releases. The Audit Committee also discussed with Deloitte the critical accounting policies and practices used in the preparation of the Company’s audited financial statements. The Audit Committee also discussed with management the significant accounting estimates utilized by the Company, the reasonableness of significant judgments, new accounting developments and pronouncements, and the clarity of disclosures in the financial statements. Management and Deloitte have represented to the Audit Committee that the audited financial statements for the year ended December 31, 2015 were prepared in accordance with generally accepted accounting principles.

Regularly throughout fiscal year 2015, the Audit Committee reviewed and discussed with internal audit and Deloitte, with and without management present, the Company’s progress in the testing and evaluation of its internal control over financial reporting and discussed the results of their respective examinations and the overall quality of the Company’s financial reporting. Management has provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed management’s assessment and Deloitte’s audit of the effectiveness of Bright Horizons’ internal control over financial reporting included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The Audit Committee also discussed the Company’s internal audit function’s organization, responsibilities, budget and staffing with management, the internal auditors and Deloitte. The Audit Committee reviewed with both Deloitte and the Company’s internal auditors their audit plans, audit scope, identification of audit risks and the results of their audit efforts.

The Audit Committee received the written disclosures and the letter from Deloitte pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (“PCAOB”) regarding Deloitte’s communications with the Audit Committee concerning independence and any relationships between Deloitte and Bright Horizons and the potential effects of any disclosed relationships on Deloitte’s independence. The Audit Committee discussed with Deloitte its independence and any relationships with Deloitte that may impact their objectivity and independence, and also considered whether the provision of non-audit services by Deloitte is compatible with independence. Based on these discussions, the Audit Committee is satisfied with Deloitte’s independence. The Audit Committee also received and reviewed a report prepared by Deloitte describing the firm’s internal quality control procedures and any material issues raised by the firm’s most recent internal quality-control review and peer review.

The Audit Committee discussed and reviewed with Deloitte the matters required to be communicated by Deloitte to the Audit Committee by Auditing Standards No. 16, as amended, adopted by the PCAOB, Communication with Audit Committees and, with and without management present, discussed and reviewed the results of Deloitte’s examination of Bright Horizons’ financial statements. The Audit Committee also discussed the results of the internal audit examinations with and without management present.

Based on these reviews and discussions with management, the internal auditors and Deloitte referred to above, the Audit Committee recommended to the Board that Bright Horizons’ audited financial statements be included in its Annual Report on Form 10-K for fiscal 2015 for filing with the SEC. The Audit Committee also reviewed and evaluated the performance of Deloitte in 2015 (as further discussed below in this Proxy Statement) and, as a result, have appointed Deloitte as the independent registered public accounting firm for fiscal 2016, which is being presented to Bright Horizons’ shareholders for ratification.

Submitted by the Audit Committee,

Lawrence M. Alleva, Chair

E. Townes Duncan

Marguerite Kondracke

Ms. Minehan joined the Audit Committee on March 15, 2016 and, as such, her signature does not appear with this report.

Audit and Other Fees

The aggregate fees that Bright Horizons paid for professional services rendered by Deloitte for the fiscal year ended December 31, 2015 (fiscal 2015) and the fiscal year ended December 31, 2014 (fiscal 2014) were:

	2015	2014
Audit Fees	$2,544,190	$2,141,555
Audit-Related Fees	—	—
Tax Fees	—	98,660
All Other Fees	—	—

Total	$2,544,190	$2,240,215

•	Audit Fees. Consist of professional services rendered for the audit of our annual audited consolidated financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services, and assistance with review of documents filed with the SEC with respect to fiscal 2015 and fiscal 2014.

•	Tax Fees. Consist of aggregate fees for services related to tax planning and responses to audit inquiries in fiscal 2014.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit services and all permitted non-audit services, including engagement fees and terms, to be provided by the independent auditors. All of the fees and services described above were pre-approved by the Audit Committee. Our policies prohibit Bright Horizons from engaging Deloitte to provide any non-audit services prohibited by applicable SEC rules. In addition, we evaluate whether Bright Horizons’ use of Deloitte for permitted non-audit services is compatible with maintaining Deloitte’s independence and objectivity. After review of the non-audit services provided, we concluded that Deloitte’s provision of these non-audit services, all of which were approved in advance, is compatible with its independence.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. We are asking shareholders to ratify this appointment. Although shareholder ratification of Deloitte is not required by law, the Board believes it is a good corporate governance practice and advisable to provide shareholders an opportunity to ratify this appointment. In the event that shareholders fail to ratify the appointment of Deloitte, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte are expected to attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the shareholders.

The Audit Committee is directly responsible for the appointment, compensation (including approval of audit fees), retention and oversight of the independent registered public accounting firm that audits the Company’s financial statements and its internal control over financial reporting. Deloitte has served as our independent auditor since 2005. The Audit Committee annually considers the independence, qualifications and performance of the independent auditor in deciding whether to re-appoint. In the course of these reviews, the Audit Committee considers, among other things, the length of time Deloitte has served as the Company’s independent auditor, Deloitte’s general reputation for adherence to professional auditing standards, historical and recent performance, Deloitte’s staff and its global reach, and Deloitte’s capability, ability and expertise in handling the breadth and complexity of our operations. Such consideration also includes reviewing the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussing with Deloitte their independence.

Additionally, the Audit Committee periodically reviews and evaluates the performance of Deloitte’s lead audit partner and oversees the required rotation of Deloitte’s lead audit partner as required by law. In addition, in order to help ensure auditor independence, the Audit Committee periodically considers whether there should be a rotation of the Company’s independent registered public accounting firm.

We reviewed and evaluated the performance of Deloitte in 2015, and based on this evaluation, the Audit Committee believes that it is in the best interests of Bright Horizons and our shareholders to retain Deloitte as the independent registered public accounting firm for fiscal 2016, which is being presented to Bright Horizons’ shareholders for ratification.

Vote Required

The affirmative vote of a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to ratify Deloitte’s appointment. Abstentions will have no effect on the results of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3, THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

OTHER INFORMATION

Shareholder Proposals for the 2017 Annual Meeting

Our shareholders may submit a proposal to be considered for a vote at our 2017 annual meeting of shareholders. If you wish to submit a proposal for consideration, you should adhere to the following procedures as prescribed in our by-laws or Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

Under Rule 14a-8, a shareholder who intends to present a proposal at the 2017 annual meeting of shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than November 30, 2016. Please refer to Rule 14a-8 for the requirements that apply to these proposals. Any proposals received after this date will be considered untimely under Rule 14a-8. Written proposals may be mailed to us at Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, MA 02472, Attn: Corporate Secretary.

In addition, a shareholder may nominate a director or present any other proposal at the 2017 annual meeting of shareholders by complying with the requirements set forth in Section 1, Section 1.2 (Advance Notice of Nominations and Proposals of Business) of our by-laws by providing written notice of the nomination or proposal to our Corporate Secretary no earlier than January 12, 2017 and no later than February 11, 2017. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws describe the requirements for submitting proposals at the Annual Meeting. The notice must be given in the manner and must include the information and representations required by our by-laws.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2015 is available without charge to each shareholder, upon written request to the Corporate Secretary at our principal executive offices at 200 Talcott Avenue South, Watertown, MA 02472 and is also available by clicking “SEC Filings” in the Investor Relations section of our website, www.brighthorizons.com.

Shareholder Account Maintenance

Our transfer agent is Wells Fargo Bank, N.A. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer Bright Horizons stock and similar issues, can be handled by calling Wells Fargo Shareholder Services toll-free at 800-468-9716 or by accessing Wells Fargo’s website at ShareownerOnline.com.

Householding of Proxy Materials

Like many other companies, brokers, banks, and nominee record holders, Bright Horizons participates in a practice commonly known as “householding,” where a single copy of our Proxy Statement and 2015 Annual Report on Form 10-K is sent to one address for the benefit of two or more shareholders sharing that address unless we have received contrary instructions. Householding is permitted under rules adopted by the SEC as a means of satisfying the delivery requirements for proxy statements and annual reports, potentially resulting in extra convenience for shareholders and cost savings for companies. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event you wish to revoke your consent provided to a broker, you must contact that broker to revoke your consent. If you are subject to householding, we will promptly deliver a separate copy of either document to you if you contact our Corporate Secretary at Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, MA 02472 or call us at (617) 673-8000. If you are receiving multiple copies of our Proxy Statement and 2015 Annual Report on Form 10-K at your household and wish to receive only one, please notify your broker or contact our Corporate Secretary.

Other Matters

At the time of mailing of this Proxy Statement, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

Cost of Solicitation

We will bear the cost of solicitation of proxies. Our officers, directors and other employees may, without additional remuneration, assist in soliciting proxies by mail, telephone, e-mail and personal interview. We reserve the right to retain outside agencies for the purpose of soliciting proxies. We may also request brokerage houses, custodians, nominees and fiduciaries to forward copies of proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. If applicable, we will reimburse them for their out-of-pocket expenses in connection with this distribution to beneficial owners of our common stock.

DIRECTIONS TO THE ANNUAL MEETING

Bright Horizons Family Solutions Inc.

200 Talcott Avenue South

Watertown, MA 02472

From Logan Airport:

Start out going Northeast on Lower Terminal Road toward Terminals C D E. Stay straight to go onto Airport Exit. Take I-90 W/Mass Pike/Massachusetts Turnpike (Portions toll). Take Exit 17 toward Watertown. Turn slight Right onto Centre Street. Center Street becomes Galen Street. Turn slight Right onto US-20 East (North Beacon Street). Continue for 100 yards, and then stay left at fork onto Arsenal Street and drive about 1 mile. The Arsenal on the Charles is on the right; the Talcott Avenue entrance is located across the street from Roma Tile and Grainger’s. Drive up past 100 Talcott Avenue to the 200 Talcott Avenue building and turn right to the South Entrance of Bright Horizons Family Solutions. Our entrance is the South entrance to the building.

From Route 128/95 South or North:

Take Waltham/Rt. 20 exit and continue straight on Rt. 20 towards Waltham. Rt. 20 is also named Main Street in both Waltham and Watertown. Once you have arrived in Watertown, continue past the intersection of Rt. 16 (Mt. Auburn Street) until you reach the fork in the road. Bear to the left, following the green sign that reads “Central Square/Cambridge”. This road is Arsenal Street. Continue along Arsenal Street, past the VFW post. The Arsenal on the Charles is on the right; the Talcott Avenue entrance is located across the street from Roma Tile and Grainger’s. Drive up past 100 Talcott Avenue to the 200 Talcott Avenue building and turn right to the South Entrance of Bright Horizons Family Solutions. Our entrance is the South entrance to the building.

From the Mass Pike traveling westward:

Take exit 17 Newton/Watertown. Bear left onto Galen Street (at Watertown Square). Continue on Galen Street for 1/2 mile. At the five-way intersection, bear right onto North Beacon Street (do not take hard right onto Charles River Road). Continue for 100 yards, and then stay left at fork onto Arsenal Street and drive about 1 mile. The Arsenal on the Charles is on the right; the Talcott Avenue entrance is located across the street from Roma Tile and Grainger’s. Drive up past 100 Talcott Avenue to the 200 Talcott Avenue building and turn right to the South Entrance of Bright Horizons Family Solutions. Our entrance is the South entrance to the building.

Parking

There is parking either in front of the building or at the parking garage at the end of Kingsbury Avenue.

Building Entrance

Enter the building through the main lobby at the South entrance to the building.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

200 TALCOTT AVENUE SOUTH

WATERTOWN, MA 02472

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 11, 2016 for shares held directly and up until 11:59 P.M. Eastern Time on May 9, 2016 for shares held in the Bright Horizons 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 11, 2016 for shares held directly and up until 11:59 P.M. Eastern Time on May 9, 2016 for shares held in the Bright Horizons 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E05509-P71771        KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of four directors, each for a term of three years:	☐	☐	☐

Nominees:
01) Lawrence Alleva
02) Joshua Bekenstein
03) Roger Brown
04) Marguerite Kondracke

The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain

2.	To approve, on an advisory basis, the compensation paid by the Company to its named executive officers.	☐	☐	☐

3.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016.	☐	☐	☐

NOTE: To consider any other business properly brought before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Admission Ticket

Bright Horizons Family Solutions Inc.

2016 Annual Meeting of Shareholders

Thursday, May 12, 2016

8:00 a.m. (Eastern Time)

200 Talcott Avenue South

Watertown, MA 02472

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report on Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.

E05510-P71771

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

Annual Meeting of Shareholders

May 12, 2016 8:00 AM (Eastern Time)

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) David H. Lissy, Stephen I. Dreier and Elizabeth J. Boland, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BRIGHT HORIZONS FAMILY SOLUTIONS INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 200 Talcott Avenue South, Watertown, Massachusetts 02472, on Thursday, May 12, 2016, at 8:00 a.m. (Eastern Time), and any adjournment or postponement thereof. Shareholders of record at the close of business on March 21, 2016 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

If the undersigned is a participant in the Bright Horizons 401(k) Plan and has common stock allocated to a plan account, the undersigned hereby instructs the trustee of the plan to vote all such shares of common stock in accordance with the instructions on the reverse side of this ballot (or if no instructions are provided, then in accordance with the recommendations of the Board of Directors) at the Annual Meeting and at any adjournment or postponement thereof. If a ballot is not received by the trustee, the trustee will vote all such shares of stock at the Annual Meeting and any adjournment or postponement thereof in the same proportion as shares for which voting instructions were received under the plan.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations and in the discretion of the proxies on such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR the election of all director nominees and FOR proposals 2 and 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side